Exhibit 10.3

EXECUTION VERSION

SEVENTH AMENDMENT TO CREDIT AGREEMENT

SEVENTH AMENDMENT, dated as of March 13, 2012 (this “Amendment”), under and to the Credit Agreement dated as of March 13, 2009 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”), among American Apparel, Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”), the Facility Guarantors from time to time party thereto, Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), in its capacity as Administrative Agent thereunder and in its capacity as Collateral Agent thereunder, and the Lenders from time to time party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower and each Lender have agreed to amend certain provisions of the Credit Agreement on the terms and subject to the conditions set forth in this Amendment; and

NOW THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the undersigned hereby agree as follows:

I. Defined Terms; Interpretation; Etc. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Credit Agreement (as amended hereby).

II. Amendments to Credit Agreement. The Credit Agreement is, effective as of the Seventh Amendment Effective Date, hereby amended as set forth in the pages of the Credit Agreement attached as Annex I hereto, except that any Schedule or Exhibit to the Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Annex I shall remain in effect without any amendment or other modification thereto (except to the extent that such Schedule or Exhibit to the Credit Agreement had previously been amended or modified pursuant to an amendment to the Credit Agreement previously enacted). The parties hereto agree that, by virtue of this Amendment upon the effectiveness hereof, any amendments or other modifications to the Credit Agreement provided for in any previous amendments that are not reflected in said Annex I shall cease to be in effect or, as the case may be, shall be modified to be as set forth in said Annex I.

III. Amendment to the Security Agreement.

(a) Section 1.01 of the Security Agreement is hereby amended by:

(i) adding the following definitions in proper alphabetical order:

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Excluded Subsidiary” means any Subsidiary (a) that is a CFC, (b) the Capital Stock of which is directly or indirectly owned by any CFC, or (c) that is a Foreign Subsidiary (including disregarded entities) that owns directly or indirectly the Capital Stock of any CFC (including, without limitation, American Apparel Deutschland GmbH).

(ii) deleting the definition of “ABL Collateral Agent” and replacing it in its entirety as follows:

“ABL Collateral Agent” shall mean the “First Lien Agent” as defined in the First Lien Credit Agreement.

(iii) deleting the definition of “Intercreditor Agreement” in its entirety.

(b) The definition of “Investment Property” set forth in Section 1.01 of the Security Agreement is hereby deleted and replaced in its entirety as follows:

“Investment Property” shall have the meaning given that term in the UCC; provided that “Investment Property” shall not include any security representing more than 65% of the outstanding shares of the voting Capital Stock and 100% of the non-voting Capital Stock of any Excluded Subsidiary; provided further that until the delivery of a supplement to the Pledge Agreement providing for the pledge of stock of American Apparel Canada Wholesale, Inc. and American Apparel Canada Retail, Inc. as required under Section 5.12 of the Credit Agreement, Investment Property shall not include any Capital Stock of American Apparel Canada Wholesale, Inc. and American Apparel Canada Retail, Inc.

(c) The definition of “Voting Stock” set forth in Section 1.01 of the Security Agreement is hereby deleted.

(d) 2.01(c) of the Security Agreement is hereby deleted and replaced in its entirety as follows:

“(c) any security representing more than 65% of the outstanding shares of the voting Capital Stock of any Excluded Subsidiary.”

IV. Amendment to the Intellectual Property Security Agreement. Section 2(h)(iii) of the Intellectual Property Security Agreement is hereby deleted and replaced in its entirety as follows:

“(iii) any security representing more than 65% of the outstanding shares of the voting Capital Stock of any Excluded Subsidiary; and”

V. Amendments to the Pledge Agreement.

(a) Section 1.2 of the Pledge Agreement is hereby amended by:

(i) adding the following definition in proper alphabetical order:

“Canadian Securities” shall have the meaning assigned to such term in Section 3.1 of this Agreement.

(ii) deleting the definition of “ABL Collateral Agent” and replacing it in its entirety as follows:

“ABL Collateral Agent” shall mean the “First Lien Agent” as defined in the First Lien Credit Agreement.

(iii) deleting the definition of “Intercreditor Agreement” in its entirety.

(b) Section 2.1 of the Pledge Agreement is hereby deleted and replaced in its entirety as follows:

“2.1 all certificated shares of capital stock, limited liability company membership interests and other ownership interests owned by such Pledgor in each entity designated as an “Issuer” on Schedule I hereto (which may be amended, supplemented, updated or otherwise modified from time to time in accordance with the terms hereof and the other Loan Documents), and any certificated shares of capital stock, limited liability company membership interests or other equity interest obtained in the future by such Pledgor, and the stock certificates or other security certificates (as defined in the UCC) representing all such shares, membership interests or equity interests (the “Pledged Securities”); provided that, the security interests granted hereunder shall not include, and no Pledgor shall be required to pledge, more than 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any Excluded Subsidiary; and provided further that until the delivery of a supplement to the Pledge Agreement providing for the pledge of stock of American Apparel Canada Wholesale, Inc. and American Apparel Canada Retail, Inc. as required under Section 5.12 of the Credit Agreement, the security interests granted hereunder shall not include any Capital Stock of American Apparel Canada Wholesale, Inc. and American Apparel Canada Retail, Inc.”

(c) Section 3.1 of the Pledge Agreement is hereby amended by adding “(other than the stock certificates or other security certificates representing the stock or other equity interests of each Canadian Subsidiary (the “Canadian Securities”))” immediately prior to the period set forth therein.

(d) The Pledge Agreement is hereby amended by adding a new Section 13 immediately after the end of Section 12 as follows:

“SECTION 13

Canadian Intercreditor Agreement

Within ten business days following the Seventh Amendment Effective Date, the First Lien Agent and the Collateral Agent and the agent under the Canadian Loan Documents shall have entered into the Canadian Intercreditor Agreement (and to the extent the terms thereof are reasonably satisfactory to the Collateral Agent and the Required Lenders, the Collateral Agent shall enter into such agreement within such period). From and after the date of the effectiveness of the Canadian Intercreditor Agreement, notwithstanding anything herein to the contrary, the pledge of and lien and security interest in the Canadian Securities granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder with respect to the Canadian Securities are subject to the provisions of the Canadian Intercreditor Agreement. In the event of any conflict between the terms of the Canadian Intercreditor Agreement and this Agreement relating to the Canadian Securities, the terms of the Canadian Intercreditor Agreement shall govern and control.”

VI. That certain Subordination Agreement, dated as of March 13, 2009, among each Loan Party, as payor, and each Loan Party, as payee, and the Administrative Agent, is hereby amended by deleting the reference to “Intercompany Note made payable by the Borrowers to the order of the Subordinated Creditors, from time to time parties thereto, dated as of the date hereof” and replacing it in its entirety with “Intercompany Note made payable by the Borrowers to the order of the Subordinated Creditors, from time to time parties thereto, dated as March 13, 2012”.

VII. Each of the legends on the first page of the Security Agreement, the Intellectual Property Security Agreement and the Pledge Agreement and hereby deleted and replaced in their entirety as follows:

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of March 13, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among American Apparel, Inc., Crystal Financial LLC, as collateral agent and administrative agent for the first lien lenders, Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as collateral agent and administrative agent for the second lien lenders, and other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

VIII. Consent. The Lenders hereby consent to the execution and delivery of, and performance under, the First Lien Credit Agreement and the other First Lien Loan Documents (each attached as Annex II hereto) by the Borrower and the other Loan Parties thereto.

IX. Conditions Precedent to the Effectiveness of this Amendment. This Amendment shall become effective as of, and with effect from, the date (the “Seventh Amendment Effective Date”) on which:

(a) The Borrower, the Facility Guarantors and each Lender shall have duly executed and delivered to the Administrative Agent this Amendment.

(b) All corporate and other proceedings required in connection with this Amendment, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment, shall be satisfactory in all respects to the Lenders, and the Lenders shall have received such documents and certificates as the Lenders or their counsel may reasonably request relating to the authorization of the transactions contemplated by this Amendment, all in form and substance satisfactory to the Lenders and their counsel.

(c) Each of the representations and warranties contained in Section VIII (Representations and Warranties) of this Amendment shall be true and correct.

(d) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing as of the date hereof.

(e) No litigation shall have been commenced against any Loan Party or any of its Subsidiaries, either on the date hereof or the Seventh Amendment Effective Date, seeking to restrain or enjoin (whether temporarily, preliminarily or permanently) the performance of any action by any Loan Party required or contemplated by this Amendment or the Credit Agreement as amended by this Amendment or any Loan Document.

(f) The Administrative Agent shall have received a true, correct and complete copy, certified as such by the Borrower, of (i) each First Lien Loan Document and (ii) that certain Intercompany Note made payable by the Borrowers to the order of the Subordinated Creditors, from time to time parties thereto, dated as March 13, 2012, each substantially in the form of Annex II hereto, each which shall be in effect as of the Seventh Amendment Effective Date and certified as such by the Borrower.

(g) Amendments to the Warrants shall have been executed by the Borrower and Lion/Hollywood L.L.C. (the “Warrant Amendments”) and such Warrant Amendments shall be in form and substance satisfactory to Lion/Hollywood L.L.C.

(h) A voting agreement shall have been executed by Dov Charney and Lion/Hollywood L.L.C. in form and substance satisfactory to Lion/Hollywood L.L.C.

(i) The Collateral Agent shall have entered into the Intercreditor Agreement with Crystal Financial LLC, as First Lien Agent, substantially in the form of Annex III hereto and otherwise on terms and conditions satisfactory to the Lenders and the Collateral Agent.

(j) Each of the Administrative Agent, Collateral Agent, the Lenders and the Lion Parties shall have been reimbursed for their respective outstanding reasonable out-of-pocket expenses (whether or not yet invoiced to the Borrower) incurred in connection with the Credit Agreement, the other Loan Documents, the Warrants and the monitoring and oversight of the Lion Parties’ investment (including without limitation, the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP).

X. Representations and Warranties. On and as of the date hereof and as of the Seventh Amendment Effective Date, the Borrower hereby represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders as follows:

(a) this Amendment has been duly authorized, executed and delivered by the Borrower and each Facility Guarantor and constitutes a legal, valid and binding obligation of the Borrower and each Facility Guarantor, enforceable against the Borrower and each Facility Guarantor in accordance with its terms and the Credit Agreement as amended by this Amendment and the other Loan Documents and constitutes the legal, valid and binding obligation of the Borrower and each Facility Guarantor, enforceable against the Borrower and each Facility Guarantor in accordance with its terms;

(b) the transactions to be entered into and contemplated by this Amendment (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (ii) will not violate any material Applicable Law or the Charter Documents of any Loan Party, (iii) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, or any other Material Agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents and the First Lien Loan Documents;

(c) each of the representations and warranties contained in Article III (Representations and Warranties) of the Credit Agreement, the other Loan Documents or otherwise made in writing in connection therewith are true and correct in all material respects on and as of the date hereof and the Seventh Amendment Effective Date, in each case as if made on and as of such date, except (x) to the extent that such representations and warranties specifically relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date and (y) with respect to the representations contained in Sections 3.04(b), 3.06 and 3.17 of the Credit Agreement, as disclosed in filings by the Borrower with the SEC prior to the date hereof with respect to the Borrower and its consolidated Subsidiaries;

(d) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing ; and

(e) no litigation has been commenced against any Loan Party or any of its Subsidiaries seeking to restrain or enjoin (whether temporarily, preliminarily or permanently) the performance of any action by any Loan Party required or contemplated by this Amendment, the Credit Agreement as amended hereby or any Loan Document.

XI. Amount of Obligations. Each Loan Party acknowledges and agrees that (a) as of the close of business on December 31, 2011, the Obligations include, without limitation, the amounts set forth on Schedule 1 attached hereto on account of the outstanding unpaid amount of principal of, accrued and unpaid interest on, the Loans and (b) such Loan Party is truly and justly indebted to the Lenders and the Administrative Agent for the Obligations without defense, counterclaim or offset of any kind, and such Loan Party ratifies and reaffirms the validity, enforceability and binding nature of such Obligations.

XII. Collateral. Each Loan Party ratifies and reaffirms the validity and enforceability (without defense, counterclaim or offset of any kind) of the liens and security interests granted to secure any of the Obligations by such Loan Party to the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents to which such Loan Party is a party. Each Loan Party acknowledges and agrees that all such liens and security interests granted by such Loan Party shall continue to secure the Obligations from and after the Seventh Amendment Effective Date. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that, pursuant to the Security Documents to which such Loan Party is a party, the Obligations are secured by liens on and security interests in all of such Loan Party’s assets to the extent required by the Security Documents.

XIII. Loan Party Release. Although each Lender, the Administrative Agent and the Collateral Agent regards its conduct as proper and does not believe that any Loan Party has any claim, right, cause of action, offset or defense against any Lender, the Administrative Agent, the Collateral Agent or any of such Lender’s, the Administrative Agent’s or the Collateral Agent’s present or former subsidiaries, Affiliates, officers, directors, employees, attorneys or other representatives or agents (collectively with their respective successors and assigns, the “Lender Parties”) in connection with the execution, delivery, performance and administration of, or the transactions contemplated by this Amendment, the Credit Agreement and the other Loan Documents, each Lender, the Administrative Agent, the Collateral Agent and each Loan Party agree to eliminate any possibility that any past conduct, conditions, acts, omissions, events, circumstances or matters of any kind whatsoever could impair or otherwise affect any rights, interests, contracts or remedies of the Lenders, the Administrative Agent or the Collateral Agent. Therefore, each Loan Party unconditionally, freely, voluntarily and, after consultation with counsel and becoming fully and adequately informed as to the relevant facts, circumstances and consequences, releases, waives and forever discharges (and further agrees not to allege, claim or pursue) (a) any and all liabilities, indebtedness and obligations, whether known or unknown, of any kind whatsoever of any Lender Party to any Loan Party, (b) any legal, equitable or other obligations of any kind whatsoever, whether known or unknown, of any Lender Party to any Loan Party (and any rights of any Loan Party against any Lender Party), (c) any and all claims, whether known or unknown, under any oral or implied agreement with (or obligation or undertaking of any kind whatsoever of) any Lender Party which is different from or in addition to the express terms of this Agreement, the Credit Agreement and the other Loan Documents and (d) all other claims, rights, causes of action, counterclaims or defenses of any kind whatsoever, in contract or in tort, in law or in equity, whether known or unknown, direct or derivative, which such Loan Party or any predecessor, successor or assign might otherwise have or may have against any Lender Party on account of any conduct, condition, act, omission, event, contract, liability, obligation, demand, covenant, promise, indebtedness, claim, right, cause of action, suit, damage, defense, circumstance or matter of any kind whatsoever which, in the case of each of the foregoing clauses (a), (b), (c) and (d), existed, arose or occurred at any time prior to the Seventh Amendment Effective Date and in connection with the execution, delivery, performance and administration of, or the transactions contemplated by, this Amendment, the Credit Agreement and the other Loan Documents.

XIV. No Other Amendments or Waivers; Confirmation. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Agents, the Borrower or any other Loan Party under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to any future consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the Seventh Amendment Effective Date, any reference in any Loan Document to the Credit Agreement shall mean the Credit Agreement as modified hereby. As of the Seventh Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment as of the Seventh Amendment Effective Date. This Amendment is a Loan Document.

XV. Consent of Facility Guarantors. Each Facility Guarantor hereby consents to this Amendment and agrees that the terms hereof shall not affect in any way its obligations and liabilities under the Loan Documents (as amended and otherwise expressly modified hereby), all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed (as amended and otherwise expressly modified hereby).

XVI. Expenses. The Borrower agrees to reimburse the Administrative Agent and the Lenders for their respective reasonable out-of-pocket expenses incurred in connection with this Amendment and the transactions and documentation contemplated herein (including the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP).

XVII. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

XVIII. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile or other electronic transmission of the relevant signature pages hereof.

XIX. Headings. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

XX. Notices. All communications and notices hereunder shall be given as provided in the Credit Agreement or, as the case may be, the Facility Guaranty.

XXI. Severability. The fact that any term or provision of this Amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation, or jurisdiction or as applied to any person.

XXII. Successors. The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

XXIII. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT.

XXIV. Submission to Jurisdiction. Each Loan Party agrees that any suit for the enforcement of this Amendment may be brought in the federal or state courts of the State of New York as the Lenders may elect in their sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Amendment hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Amendment against a Loan Party or its properties in the courts of any jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

AMERICAN APPAREL, INC., as Borrower

By:	/s/ Glenn A. Weinman
Name:	Glenn A. Weinman
Title:	General Counsel

[Signature Page to Seventh Amendment]

AMERICAN APPAREL (USA), LLC, as Facility Guarantor

By:	/s/ Glenn A. Weinman
Name:	Glenn A. Weinman
Title:	General Counsel

FRESH AIR FREIGHT, INC., as Facility Guarantor

By:	/s/ Glenn A. Weinman
Name:	Glenn A. Weinman
Title:	General Counsel

KCL KNITTING, LLC, as Facility Guarantor

By:	American Apparel (USA), LLC, its sole member

By:	/s/ Glenn A. Weinman
Name:	Glenn A. Weinman
Title:	General Counsel

AMERICAN APPAREL RETAIL, INC., as Facility Guarantor

By:	/s/ Glenn A. Weinman
Name:	Glenn A. Weinman
Title:	General Counsel

AMERICAN APPAREL DYEING & FINISHING, INC., as Facility Guarantor

By:	/s/ Glenn A. Weinman
Name:	Glenn A. Weinman
Title:	General Counsel

[Signature Page to Seventh Amendment]

WILMINGTON TRUST, NATIONAL ASSOCIATION (SUCCESSOR BY MERGER TO WILMINGTON TRUST FSB), as Administrative Agent and Collateral Agent

By:	/s/ Boris Treyger
Name:	Boris Treyger
Title:	Vice President

[Signature Page to Seventh Amendment]

LION CAPITAL (AMERICAS) INC., as Lender

By:	/s/ Jacob Capps
Name:	Jacob Capps
Title:	President

[Signature Page to Seventh Amendment]

LION/HOLLYWOOD L.L.C., as Lender

By:	/s/ Jacob Capps
Name:	Jacob Capps
Title:	President

[Signature Page to Seventh Amendment]

Schedule I

Amount of Obligations as of December 31, 2011

Obligations[1]	$116,943,612.89

[1]	Including PIK Interest and PIK Fees that has been added to the principal amount of the Loans

Annex I

Credit Agreement

ANNEX I TO SEVENTH AMENDMENT TO CREDIT AGREEMENT

CREDIT AGREEMENT

dated as of

March 13, 2009

among

AMERICAN APPAREL, INC.,

THE FACILITY GUARANTORS PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION (SUCCESSOR BY MERGER TO

WILMINGTON TRUST FSB),

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

EXHIBITS

Exhibit A:	Form of Assignment and Acceptance
Exhibit B:	Form of Note
Exhibit C:	Form of Joinder
Exhibit D:	Form of Compliance Certificate
Exhibit E:	Form of Subordination Agreement

SCHEDULES

Schedule 1.02(a):	Lenders and Commitments
Schedule 1.02(b):	Material Agreements
Schedule 3.01:	Organization Information
Schedule 3.12:	Subsidiaries; Joint Ventures
Schedule 3.13:	Insurance
Schedule 3.14:	Collective Bargaining Agreements
Schedule 5.13:	Post-Closing Items
Schedule 6.01:	Existing Indebtedness
Schedule 6.02:	Existing Encumbrances
Schedule 6.04:	Existing Investments
Schedule 6.05:	Scheduled Dispositions

CREDIT AGREEMENT, dated as of March 13, 2009, among:

(a) AMERICAN APPAREL, INC., a corporation organized under the laws of the State of Delaware, with its principal executive offices at 747 Warehouse Street, Los Angeles, California, for itself and as agent (in such capacity, the “Borrower”); and

(b) the FACILITY GUARANTORS now or hereafter party hereto;

(d) WILMINGTON TRUST, NATIONAL ASSOCIATION (SUCCESSOR BY MERGER TO WILMINGTON TRUST FSB), in its capacity as administrative agent and collateral agent hereunder; and

(d) the LENDERS from time to time party hereto;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Definitions.

As used in this Agreement, the following terms have the meanings specified below:

“59th Street Facility” means that certain facility located at 1020 E. 59th Street, Los Angeles, California 90001.

“Account(s)” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, or (iii) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (i) rights to payment evidenced by chattel paper or an instrument, (ii) commercial tort claims, (iii) deposit accounts, (iv) investment property, (v) letter-of-credit rights or letters of credit, or (vi) rights to payment for money or funds advanced or sold, other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition” means (i) any purchase or acquisition of a Controlling interest in Capital Stock of a Person, (ii) a purchase or acquisition of all or substantially all of the assets or properties of a Person or of any business unit of a Person, or (iii) any merger or consolidation of any Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets or a Controlling interest in the Capital Stock of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Adjustment PIK Payment” has the meaning provided in Section 5.16(e).

“Administrative Agent” means Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), in its capacity as administrative agent for Lenders under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the letter agreement, dated as of March 31, 2009, between the Administrative Agent and the Borrower.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (i) until the Closing Date, the aggregate amount of such Lender’s Commitments then in effect and (ii) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans, including PIK Interest added to the principal amount of such Loans, if any, and the PIK Fees added to the principal amount of such Loans.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Agreement Value” means for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:

(a) In the case of a Hedge Agreement documented pursuant to an ISDA Master Agreement, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party” (as therein defined) and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement);

(b) In the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or

(c) In all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement determined by the

Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.

“American Apparel (USA)” means American Apparel (USA), LLC, a California limited liability company.

“Applicable Law” means as to any Person: (i) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law and (ii) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Lenders” means the Required Lenders, all affected Lenders or all Lenders, as applicable.

“Applicable Period” has the meaning assigned to such term in the definition of Interest Rate.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with, if applicable, the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Borrower Board Recommendations” has the meaning provided in Section 5.14(a).

“Borrower Stockholders Meeting” has the meaning provided in Section 5.14(a).

“Borrowing” means the incurrence of Loans on the Closing Date.

“Borrowing Notice” means a request by the Borrower for a borrowing of Loans delivered in accordance with Section 2.02(a).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed.

“Canadian Affiliate” means any Affiliate of the Borrower, whether now existing or hereafter created or acquired, organized under the laws of Canada.

“Canadian Intercreditor Agreement” means from and after the date such agreement is entered into, the Intercreditor Agreement, by and between Bank of Montreal, First Lien Agent as of such date and the Collateral Agent and acknowledged by the Borrower, as amended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms hereof and thereof.

“Canadian Loan” means the loans made to Canadian Subsidiaries under the Canadian Loan Agreement and any refinancing or replacement thereof (including successive refinancings or replacements).

“Canadian Loan Agreement” means that certain credit agreement, dated as of December 30, 2009, by and between American Apparel Canada Wholesale Inc. and American Apparel Canada Retail Inc. (individually and collectively, as the borrower) and Bank of Montreal.

“Canadian Subsidiaries” means (i) each of American Apparel Canada Wholesale Inc. and American Apparel Canada Retail Inc., each a wholly-owned Subsidiary of the Borrower, and (ii) all other Subsidiaries of the Borrower organized under the laws of Canada or any political subdivision thereof. The term “Canadian Subsidiary” shall mean any one of the foregoing Persons.

“Capital Expenditures” means, with respect to any Person for any period, (i) the additions to property, plant and equipment and other capital expenditures of the Loan Parties and their Subsidiaries that are (or would be) set forth on the Consolidated balance sheet of the Loan Parties and their Subsidiaries for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Loan Parties and their Subsidiaries during such period, calculated, without duplication, for any items included in subsection (i) above; provided that the term “Capital Expenditures” shall not include (A) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or condemnation awards paid on account of any casualty or condemnation event or (B) any expenditures that constitute Permitted Acquisitions.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing; provided that, notwithstanding the foregoing, Capital Stock shall not include Indebtedness convertible into or exchangeable for Capital Stock.

“Cash Interest” has the meaning provided in Section 2.04(a).

“Cdn. $” refers to lawful money of Canada.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq.

“Change of Control” means, at any time:

(a) any “change in/of control” or similar event as defined in any Charter Document of any Loan Party or in any Material Agreement, or any document governing Material Indebtedness of any Loan Party thereof; or

(b) occupation of a majority of the seats (other than vacant seats) on the board of directors (or other body exercising similar management authority) of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower, (ii) appointed by directors so nominated nor (iii) approved in accordance with the Voting Agreement; or

(c) except with respect to the Permitted Holders, any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all Capital Stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of thirty-five percent (35%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of the Borrower, whether as a result of the issuance of securities of the Borrower, a merger, consolidation, liquidation or dissolution of the Borrower, a direct or indirect transfers of securities or otherwise; or

(d) the Borrower fails at any time to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of American Apparel (USA), free and clear of all Liens (other than the Liens in favor of the Collateral Agent, for its own benefit and the ratable benefit of the other Credit Parties and Permitted Encumbrances set forth in clause (m) of the definition of Permitted Encumbrances), except where such failure is a result of a merger or consolidation transaction between the Borrower and American Apparel (USA) permitted by Section 6.03.

“Change of Control Offer” has the meaning provided therefor in Section 2.08(b).

“Change of Control Payment” has the meaning provided therefor in Section 2.08(b).

“Change of Control Payment Date” has the meaning provided therefor in Section 2.08(b).

“Change in Law” means (i) the adoption of any law, rule or regulation after the Closing Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Credit Party with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” has the meaning provided therefor in Section 9.13.

“Charney Purchase Agreement” has the meaning provided in Section 5.16(a).

“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, operating agreement, membership agreement or similar constitutive document or agreement, its by-laws and all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Capital Stock, and all other arrangements relating to the Control or management of such Person.

“Closing Date” means March 13, 2009.

“Closing Date PIK Fee” has the meaning provided in Section 2.01(c).

“Closing Price” means on any particular date (a) the last sale price per share of the Borrower common stock on such date on the NYSE Amex or another registered national stock exchange on which the Borrower common stock is then listed, or if there is no such price on such date, then the closing bid price or last sale price, as applicable, on such exchange or quotation system on the date nearest preceding such date, or (b) if the Borrower common stock is not listed then on the NYSE Amex or any registered national stock exchange, the closing bid price or last sale price, as applicable, for a share of Borrower common stock in the over-the-counter market, as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Borrower common stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the five trading days preceding such date of determination, or (d) if the Borrower common stock is not then publicly traded the fair market value of a share of Borrower common stock (as determined by the Board of Directors of the Borrower or any authorized committee thereof acting in good faith, assuming a willing buyer and a willing seller, provided that no minority or illiquidity discount shall be taken into account and no consideration shall be given to any restrictions on transfer, or to the existence or absence of, or any limitations on, voting rights); provided, that all determinations of the Closing Price shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” or words of similar intent as defined in any applicable Security Document.

“Collateral Agent” means Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), in its capacity as collateral agent for the Credit Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Commitment” means, with respect to each Lender, the aggregate commitment(s) of such Lender hereunder to make Loans to the Borrower in an amount not to exceed the amount set forth opposite its name on Schedule 1.02(a) hereto. As of the Closing Date, the aggregate amount of the Commitments is $75,000,000.

“Compliance Certificate” has the meaning provided in Section 5.01(d).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income for such period,

plus (a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income for such period, the sum of

(i) depreciation and amortization expense,

(ii) provisions for Taxes,

(iii) Consolidated Interest Expense and non-cash or deferred interest financing costs,

(iv) any compensation expense incurred during such period with respect to the issuance of up to 2,710,000 shares of common stock pursuant to Section 5.31 of the Merger Agreement,

(v) any non-cash compensation expense incurred during such period including any such expenses related to the issuance of Capital Stock in connection therewith,

(vi) costs and expenses incurred in connection with entering into the Loan Documents and any amendments required under the First Lien Loan Documents relating thereto; provided that the amounts referred to in this clause (vi) shall not, in the aggregate, exceed $6,000,000 (excluding items covered by other clauses of this definition) during the term of this Agreement,

(vii) expenses or charges incurred in connection with any issuance of Indebtedness or any amendment of any instrument governing any Indebtedness; provided that the amounts referred to in this clause (vii) shall not, in the aggregate, exceed $500,000 in any Fiscal Quarter (excluding any items referred to in other clauses of this definition),

(viii) any unusual or nonrecurring non-cash expenses or charges (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, non-cash losses on sales of assets outside the ordinary course of business),

(ix) non-cash charges relating to the accretion of debt discount and amortization of warrants and changes in derivatives liabilities,

(x) other non-cash charges, provided that the amounts referred to in this clause (ix) shall not, in the aggregate, exceed $500,000 (excluding any items referred to in other clauses of this definition) in any Fiscal Quarter,

(xi) losses or charges for such period associated with the writedowns or impairment of assets or intangibles (including writedowns of goodwill or other assets pursuant to FASB 142 and 144, writedowns relating to discontinued operations pursuant to FASB 144 and charges pursuant to FASB 141),

(xii) any amounts paid or owing during such period to consultants pursuant to engagement letters approved in writing by the Initial Lender and

(xiii) for purposes of calculating Consolidated EBITDA for any twelve consecutive Fiscal Month period to determine compliance with Section 6.11 only, all fees and charges of accountants, lawyers, financial advisors and consultants for providing services to the Company and classified as such in the Company’s Section 5.01 Financials that have been actually paid during such period by the Borrower; provided that (x) such fees and charges are of the type that are classified as such in the Company’s Section 5.01 Financials with respect to the Fiscal Year ended December 31, 2010; (y) the amounts referred to in this clause (xiii) shall not exceed $20 million with respect to any twelve-month period ending during the period up to and including May 31, 2011, and shall not exceed $18 million with respect to any twelve-month period ending after May 31, 2011; and (z) such fees and charges of any financial advisor or consultant in excess of $100,000 in any twelve-month period may not be added back to Consolidated Net Income pursuant to this clause (xiii) unless approved in writing by the Required Lenders, minus (b) without duplication and to the extent included in arriving at such Consolidated Net Income for such period, the sum of

(i) interest income,

(ii) any unusual or nonrecurring non-cash gains increasing Consolidated Net Income for such period (including whether or not includable as a separate item in the Statement of Consolidated Net Income for such period, non-cash gain on sales of assets outside of the ordinary course of business),

(iii) income tax credits to the extent not netted from provisions for Taxes,

(iv) any other non-cash gains increasing Consolidated Net Income during any such period; provided that the amounts referred to in this clause (iv) shall not, in the aggregate, exceed $500,000 (excluding any items referred to in other clauses of this definition) in any Fiscal Quarter, and

(v) any cash payment made during such period in respect of items described in clauses (viii), (ix) or (x) above subsequent to the Fiscal Quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income for such period, all as determined on a Consolidated basis;

in each case, as determined on a Consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each a “Reference Period”) pursuant to any determination of the ratio of Total Debt to Consolidated EBITDA, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Disposition” means any sale, consignment, sale and leaseback, granting of an exclusive license, transfer or other disposition of property or series of such related transactions with respect to property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $2,000,000; and “Material Acquisition” means any Acquisition or property or series of related Acquisitions of property for consideration by the Borrower and its Subsidiaries in excess of $2,000,000.

“Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of such Person on a Consolidated basis with respect to all outstanding Indebtedness of such Person, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto and all net payments under interest rate Hedge Agreements in respect of Indebtedness of the Borrower and its Subsidiaries, but excluding any non-cash or deferred interest financing costs, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP; provided, however, that there shall be excluded (i) the income (or loss) of any Person (other than the Borrower or any of its Subsidiaries) in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person during such period, (ii) the income (or loss) of any Subsidiary of such Person accrued prior to the date it becomes a Subsidiary of such Person or any of such Person’s Subsidiaries or is merged into or consolidated with such Person or any of its Subsidiaries or substantially all of that Person’s assets are acquired by such Person or any of its Subsidiaries from a Person other than such Person or its Subsidiaries, (iii) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Charter Documents or any agreement or instrument (other than the Canadian Loan Agreement or any security document executed in connection therewith), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any extraordinary items for such period, (v) foreign currency translation gains and losses (as calculated in accordance with the Borrower’s public filings made with the SEC) and (vi) any adjustments resulting from the application of FASB No. 133.

“Control” means the possession, directly or indirectly, of the power (i) to vote 25% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Sale” has the meaning provided in Section 5.14(b).

“Cost” means the average cost of purchases, as reported on the Borrower’s stock ledger based upon the Borrower’s accounting practices, which practices are in effect on the Closing Date.

“Credit Party” means (i) the Lenders, (ii) the Agents and their Affiliates, (iii) the beneficiaries of each indemnification obligation undertaken by the Borrower and the other Loan Parties under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and other Loan Documents are owing and (v) the successors and assigns of each of the foregoing.

“Credit Party Expenses” means, without limitation, (i) all reasonable out-of-pocket expenses incurred by the Agents, the Initial Lender and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Initial Lender and the Agents, outside consultants for the Initial Lender and the Agents (including, without limitation, commercial finance examiners), in connection with the negotiation, preparation and administration of the Loan Documents or any amendments, modifications, supplements or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Initial Lender and the Agents, including the reasonable fees, charges and disbursements of counsel and outside consultants for each of the Initial Lender and the Agents (including, without limitation, commercial finance examiners), in connection with the enforcement or protection of their rights in connection with the Loan Documents, or in connection with the Loans made hereunder, including all reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; provided that the Lenders who are not the Initial Lender and the Agents shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

“Debt Exchange” has the meaning provided in Section 5.14(b).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would become an Event of Default.

“Default Rate” has the meaning provided in Section 2.05.

“Delinquent Lender” has the meaning provided in Section 8.15.

“Disqualified Equity Interests” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Dov Charney Existing Notes” means (i) the Promissory Note, dated December 19, 2008, issued by American Apparel (USA) in favor of Dov Charney in an original principal amount equal to $2,500,000 and (ii) the Promissory Note, dated February 10, 2009, issued by American Apparel (USA) in favor of Dov Charney in an original principal amount equal to $4,000,000.

“Eligible Assignee” means any assignee permitted by and consented to in accordance with Section 9.04(b); provided that in no event shall the Borrower or any of its Affiliates (other than the Initial Lender and its Affiliates) be Eligible Assignees.

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the preservation or reclamation of natural resources, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material or to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party or one of their Subsidiaries directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the Security Documents.

“Equity Sale” has the meaning provided in Section 5.14(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (ii) the failure to meet the minimum funding standards with respect to any Plan under Section 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing, pursuant to Section 412 of the Code or Section 302 of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vi) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Rate” has the meaning assigned to such term in Section 1.04.

“Excluded Securities” has the meaning provided in Section 5.14(b).

“Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) is attributable to such Foreign Lender’s failure to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(a).

“Exercise Price Reset” has the meaning provided in Section 5.14(a).

“Existing First Lien Credit Agreement” means (a) prior to the Seventh Amendment Effective Date, the Credit Agreement, dated as of July 2, 2007 as amended, among American Apparel (USA), the other borrowers from time to time party thereto, the facility guarantors from time to time party thereto, Bank of America, N.A., in its capacities as administrative agent and as collateral agent thereunder (together with its successors in such capacities), Wells Fargo Retail Finance, LLC, as collateral monitoring agent (together with its successors in such capacities), and the lenders from time to time party thereto and (b) from and after the Seventh Amendment Effective Date, the Credit Agreement, dated as of March 13, 2012 as amended, among American Apparel (USA), the other borrowers from time to time party thereto, the other credit parties from time to time party thereto, Crystal Financial LLC, in its capacities as administrative agent, swing line lender and letter of credit issuer (together with its successors in such capacities), and the lenders from time to time party thereto.

“Existing Second Lien Credit Agreement” means the Credit Agreement, dated as of January 18, 2007, as amended, among American Apparel (USA), the facility guarantors from time to time party thereto, and SOF Investments, L.P. Private IV, as lender.

“Existing Warrants” has the meaning provided in Section 5.16(a).

“Facility Guarantors” means (i) each of the Subsidiaries of the Borrower, whether now existing or hereafter created or acquired, other than any Foreign Subsidiaries, and (ii) any other Person required to become a Facility Guarantor hereunder.

“Facility Guarantors’ Collateral Documents” means all security agreements, mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by the Facility Guarantors to secure the Facility Guaranty or the Obligations, as applicable.

“Facility Guaranty” means any Guarantee of the Obligations executed by the Facility Guarantors in favor of the Credit Parties.

“Fifth Amendment” means the Fifth Amendment to the Credit Agreement, dated as of February 18, 2011, among the Borrower, the Facility Guarantors party thereto, Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), in its capacity as Administrative Agent and in its capacity as Collateral Agent, and the Lenders party thereto.

“Fifth Amendment Effective Date” means the effective date under, and as defined in, Section III(a) of the Fifth Amendment.

“Fifth Amendment PIK Fee” has the meaning provided in Section 2.01(c).

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, treasurer or controller of such Loan Party.

“First Lien Agent” means the administrative agent and/or collateral agent, as applicable, under the First Lien Credit Agreement.

“First Lien Credit Agreement” means (i) Existing First Lien Credit Agreement and (ii) any loan agreement or credit agreement which replaces or refinances the Existing First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the other Loan Documents (as defined in the First Lien Credit Agreement).

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September or December of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“FTI/Weinsten” means FTI Consulting Inc. and Mark Weinsten, or any successor or replacement approved by the Audit Committee of the Board of Directors of the Borrower.

“GAAP” means principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedge Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Highest Interest Rate” has the meaning assigned to such term in the definition of Interest Rate.

“Indebtedness” of any Person means, without duplication:

(a) All obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person);

(b) All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) All obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d) All obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(e) All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f) All Guarantees by such Person of Indebtedness of others;

(g) All Capital Lease Obligations of such Person;

(h) All obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(i) All obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(j) All Hedge Agreements;

(k) All Disqualified Equity Interests; and

(l) The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 9.03(b).

“Information” has the meaning provided in Section 9.15(a).

“Initial Equity Sale” has the meaning provided in Section 5.16(a).

“Initial Lender” means Lion Capital (Guernsey) II Limited or any Affiliate thereof to whom its Loans are assigned within the first three months after the Closing Date.

“Intellectual Property” has the meaning provided in Section 3.05(b).

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, dated as of the date hereof, among the Loan Parties and the Collateral Agent, for its own benefit and for the benefit of the other Credit Parties, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Intercreditor Agreement” means (a) prior to the Seventh Amendment Effective Date, the Intercreditor Agreement, dated as of the date hereof, between the First Lien Agent as of such date and the Collateral Agent and acknowledged by the Borrower and the other Loan Parties, as amended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms hereof and thereof and (b) from and after the Seventh Amendment Effective Date, the Intercreditor Agreement, dated as of March 13, 2012, between the First Lien Agent as of such date and the Collateral Agent and acknowledged by the Borrower and the other Loan Parties, as amended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms hereof and thereof

“Interest Election” has the meaning provided in Section 2.04(a).

“Interest Payment Date” means the last day of each of March, June, September and December.

“Interest Rate” means a per annum rate equal to 15%; provided, however, that if Total Debt to Consolidated EBITDA as of the last day of any four consecutive Fiscal Quarters is greater than the ratio set forth below opposite the last day of such period (a “Pricing Increase Event”), then “Interest Rate” shall mean a per annum rate equal to 17% (the “Interim Interest Rate”); provided, further, however, that if (a) Total Debt to Consolidated EBITDA as of the last day of any four consecutive Fiscal Quarters is greater than 4.00 to 1.00 or (b) Consolidated EBITDA for any twelve consecutive Fiscal Month period is negative (either, a “Pricing Cap Event”), then “Interest Rate” shall mean a per annum rate equal to 18% (the “Highest Interest Rate”). Any change in the Interest Rate resulting from a Pricing Increase Event or a Pricing Cap Event, as applicable, shall become effective as of the first Business Day after the date Section 5.01 Financials are delivered to the Administrative Agent indicating the occurrence of such Pricing Increase Event or Pricing Cap Event, as applicable, until the first Business Day after the next date of delivery of the Section 5.01 Financials. Notwithstanding the foregoing, the Highest Interest Rate shall apply (A) at the option of the Required Lenders, (i) as of the first Business Day after the date on which Section 5.01 Financials were required to have been delivered but have not been delivered pursuant to Section 5.01 and shall continue to so apply until the date on which such Section 5.01 Financials are so delivered (and thereafter the Interest Rate otherwise determined in accordance with this definition shall apply), and (ii) as of the first Business Day after an Event of Default shall have occurred and be continuing and the Administrative Agent has notified the Borrower that the Highest Interest Rate applies, and shall continue to so apply until the date on which such Event of Default shall cease to be continuing (and thereafter the Interest Rate otherwise determined in accordance with this definition shall apply) and (B) as of the Fifth Amendment Effective Date until the first Business Day after the date on which Section 5.01 Financial Statements covering the Fiscal Quarter ended March 31, 2011, are delivered to the Administrative Agent.

FOUR FISCAL QUARTER PERIOD ENDING	TOTAL DEBT TO CONSOLIDATED EBITDA
June 30, 2010	1.90 to 1.00
September 30, 2010	1.65 to 1.00
December 31, 2010	1.60 to 1.00
March 31, 2011	1.55 to 1.00
June 30, 2011	1.45 to 1.00
September 30, 2011	1.35 to 1.00
December 31, 2011 and thereafter	1.25 to 1.00

In the event that the Administrative Agent and the Borrower determine that any Section 5.01 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Interest Rate for any period (an “Applicable Period”) than the Interest Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 5.01 Financials for such Applicable Period, (ii) the Interest Rate shall be determined as if the Highest Interest Rate were applicable for such Applicable Period, and (iii) the Borrower shall within 3 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Interest Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.05 and Article VII.

“Interim Interest Rate” has the meaning assigned to such term in the definition of Interest Rate.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” means with respect to any Person:

(a) Any Capital Stock, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;

(b) Any loan, advance, contribution to capital, Guarantee of any obligation of another Person, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business) to another Person;

(c) Any Acquisition; and

(d) Any other investment or interest in any Person,

in all cases whether now existing or hereafter made.

“Investment Agreement” means the Investment Agreement, dated as of the date hereof, between the Borrower and Lion Capital (Guernsey) II Limited.

“Investor Purchase Agreement” has the meaning provided in Section 5.16(a).

“ISDA Master Agreement” means any form entitled “Master Agreement (Multicurrency-Cross Border)” then currently published by the International Swap and Derivatives Association, Inc. (“ISDA”), or any successor to the ISDA.

“Issued Price” has the meaning provided in Section 5.14(b).

“Joinder Agreement” means an agreement, in the form attached hereto as Exhibit C, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Facility Guarantor.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party or any Subsidiary thereof is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time (excluding any Lease constituting Indebtedness).

“Lenders” means the Initial Lender, the other Persons identified on Schedule 1.02(a) hereto, Lion Capital LLP, as the initial holder of Loans representing the Closing Date PIK Fee, and each assignee that becomes a party to this Agreement as set forth in Section 9.04(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of any Person under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Lion Parties” has the meaning provided in Section 6.17(b)(i).

“Loan Account” has the meaning assigned to such term in Section 2.09(a).

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Intercreditor Agreement, the Canadian Intercreditor Agreement, the Agency Fee Letter and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Loans” means all loans made pursuant to this Agreement pursuant to Section 2.01, all PIK Interest, if any, that has been added to the principal balance of the Loans on any Interest Payment Date pursuant to Section 2.04, the Closing Date PIK Fee that has been added to the principal balance of the Loans on the Closing Date pursuant to Section 2.01(c), the Fifth Amendment PIK Fee that has been added to the principal balance of the Loans on the Fifth Amendment Effective Date pursuant to Section 2.01(c) and any Warrant PIK Fee that has been added to the principal balance of the Loans on any Warrant PIK Fee Date pursuant to Section 2.01(c).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event, fact or circumstance, which has a material adverse effect on, (i) the business, performance, assets, financial condition or income of the Loan Parties and their Subsidiaries taken as a whole, (ii) the ability of the Loan Parties (taken as a whole) to perform their respective obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party and (iv) the validity or enforceability of this Agreement or the other Loan Documents, taken as a whole, or any of the rights or remedies of the Credit Parties hereunder or thereunder.

“Material Agreements” means those agreements listed on Schedule 1.02(b).

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $2,500,000. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Hedge Agreement at such time shall be calculated at the Agreement Value thereof.

“Maturity Date” means December 31, 2015.

“Maximum Rate” has the meaning provided therefor in Section 9.13.

“Merger Agreement” means that certain Amended and Restated Agreement and Plan of Reorganization, dated as of November 7, 2007, by and among Endeavor, Merger Subsidiary, Borrower, American Apparel LLC, the Canadian Affiliates, Dov Charney, each of the stockholders of the Canadian Affiliates and Sang H. Lim.

“Minority Lenders” has the meaning provided therefor in Section 9.02(c).

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, title and recording tax expenses and commissions) paid by any Loan Party or a Subsidiary to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party or a Subsidiary as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations and the Indebtedness incurred under clause (h) of the definition of Permitted Indebtedness) secured by such asset to the extent that the instrument creating such Indebtedness requires such Indebtedness to be repaid upon consummation of such event and such Indebtedness is actually so repaid (or an escrow is actually so established for such repayment) and (iii) all taxes paid or payable in connection with or relating to such event.

“New Warrants” has the meaning provided in Section 5.14(b).

“Notes” means the notes in substantially the form as attached hereto as Exhibit B, as may be amended, supplemented or modified from time to time.

“Obligations” means (a) the due and punctual payment of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower or any Facility Guarantor under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans and Facility Guaranties as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Credit Parties under this Agreement and the other Loan Documents, and (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning provided therefor in Section 9.04(e).

“Participation Register” has the meaning provided therefor in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a) no Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b) the Borrower would be in pro forma compliance (assuming the Acquisition had occurred at the beginning of the most recently completed period of four consecutive Fiscal Quarters for which financial statements of the Borrower are available) with the financial covenants in Section 6.11 if the Acquisition had occurred on the last day of the preceding Fiscal Quarter for which financial statements of the Borrower are available;

(c) such Acquisition shall not have been objected to by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law;

(d) the Borrower shall have furnished the Agents with fifteen (15) days’ prior notice of such intended Acquisition and shall have furnished the Agents with a current draft of the acquisition agreement and other acquisition documents, a summary of any due diligence undertaken by the Borrower in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties and the Subsidiaries thereof);

(e) after consummation of the Acquisition, if the Acquisition is an Acquisition of Capital Stock, the Borrower shall own directly or indirectly a majority of the Capital Stock in the Person being acquired, shall Control a majority of any voting interests, and/or shall otherwise Control the governance of the Person being acquired and such acquisition shall result in the issuer of such Capital Stock becoming a Subsidiary and, to the extent required by Section 5.11, a Facility Guarantor;

(f) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or Capital Stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Borrower and its Subsidiaries under this Agreement; and

(g) to the extent required by Sections 5.11 and 5.13, such Acquisition shall have resulted in the Collateral Agent, for the benefit of itself and the other Credit Parties, having received a second priority security and/or mortgage interest in the acquired Capital Stock, Inventory, Accounts, and other property of the same nature as constitutes collateral under the Security Documents in order to secure the Obligations.

“Permitted Acquisition Consideration” means in connection with any Permitted Acquisition, the aggregate amount of, without duplication: (i) the purchase consideration paid or payable in cash for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantees, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business and (ii) the aggregate amount of Indebtedness incurred or assumed in connection with such Permitted Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Borrower.

“Permitted Disposition” means any of the following:

(a) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(b) bulk sales or other dispositions of Inventory not in the ordinary course of business in an amount not to exceed (i) in any Fiscal Year of the Borrower and its Subsidiaries, 3.5% of the Cost of the “Eligible Inventory” (as defined in the First Lien Credit Agreement) of American Apparel (USA) (and the other borrowers thereunder) at the commencement of the immediately preceding Fiscal Year and (ii) in the aggregate from and after the Closing Date, 10% of the Cost of the “Eligible Inventory” (as defined in the First Lien Credit Agreement) of American Apparel (USA) (and the other borrowers thereunder) as of the Closing Date; provided that all sales of Inventory in connection with ten (10) or more Store closings (conducted collectively) shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Initial Lender and the Agents;

(c) dispositions of (i) Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer best used or useful in its business or that of any Subsidiary and (ii) dispositions of cash and cash equivalents;

(d) sales, transfers and dispositions among the Loan Parties;

(e) sales, transfers and dispositions from Subsidiaries to any Loan Party or from any Foreign Subsidiary to any other Foreign Subsidiary;

(f) as long as no Default or Event of Default then exists or would arise therefrom, sales and transfers of Real Estate in an amount not to exceed $500,000 in the aggregate for all such sales, including sale-leaseback transactions involving any Real Estate; provided that, in the case of any such sale-leaseback transactions, if the First Lien Agent requests an intercreditor agreement to be executed by the purchaser/lessor of such Real Estate, the Agents shall also receive an intercreditor agreement on similar terms and conditions as agreed by the First Lien Agent (but subject to the priority rights of the First Lien Agent);

(g) as long as no Default or Event of Default then exists or would arise therefrom, sales and transfers of Equipment now or hereafter owned by any Loan Party or any Subsidiary thereof in an amount not to exceed $23,000,000 in the aggregate for all such sales, including sale-leaseback transactions involving such Equipment and the Scheduled Disposition; provided that, in the case of any such sale-leaseback transactions, if the First Lien Agent requests an intercreditor agreement to be executed by the purchaser/lessor of such Equipment, the Agents shall also receive an intercreditor agreement on similar terms and conditions as agreed by the First Lien Agent (but subject to the priority rights of the First Lien Agent); and

(h) dispositions, settlements and write-offs of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

provided that all sales, transfers, leases and other dispositions permitted under clauses (f) and (g) shall be made at arm’s length, for fair value and not less than 75% of the consideration received in respect thereof shall be in the form of cash.

“Permitted Dividends” means:

(a) dividends with respect to Capital Stock payable solely in additional shares of or warrants to purchase common stock;

(b) stock splits or reclassifications of stock into additional or other shares of common stock;

(c) the declaration and payment of a dividend by (i) any Subsidiary of a Loan Party to a Loan Party and (ii) by any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(d) non-cash repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; and

(e) payments in respect of the Warrants.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Loan Party or any Subsidiary thereof;

(g) any Lien on any property or asset of any Loan Party set forth in Schedule 6.02, so long as (i) such Lien shall not cover or extend to any other property or asset of any Loan Party or any Subsidiary thereof and (ii) such Lien shall secure only the Indebtedness that it secures as of the Closing Date (and extensions, modifications, refinancings, renewals and replacements thereof permitted under Section 6.01);

(h) (x) Liens on fixed or capital assets acquired by any Loan Party or any Subsidiary (and proceeds thereof and insurance proceeds relating thereto) which are permitted under clause (e)(i) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition of such fixed or capital assets, and (iii) such Liens shall not cover or extend to any other property or assets of the Loan Parties or any Subsidiary, and (y) Liens on Equipment securing Indebtedness permitted under clause (e)(ii) of the definition of Permitted Indebtedness or leases entered into pursuant to sale-leasebacks permitted under clause (g) of the definition of Permitted Disposition, so long as such Liens are limited to such Equipment, proceeds thereof and any insurance proceeds relating thereto;

(i) Liens created pursuant to the Loan Documents in favor of the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, to secure the Obligations;

(j) landlords’ and lessors’ Liens in respect of rent not in default or being contested in good faith;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions or customary provisions in account agreements relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens in favor of the First Lien Agent securing the “Obligations” (as defined in the First Lien Credit Agreement) of the American Apparel (USA) and the other Credit Parties (as defined in the First Lien Credit Agreement);

(n) Liens securing the obligations of American Apparel Canada Wholesale Inc. and American Apparel Canada Retail Inc. (and any other Canadian Subsidiary) under the Canadian Loan;

(o) Liens securing Indebtedness permitted under clause (v) of the definition of Permitted Indebtedness;

(p) Liens of customs authorities relating to importation of goods;

(q) Liens arising out of conditional sale, title retention, consignments or similar arrangements;

(r) non-exclusive licenses of Intellectual Property permitted under clause (a) of the definition of Permitted Dispositions; and

(s) Liens on assets of Persons acquired in Acquisitions which were not incurred in contemplation of such Acquisition and which do not extend to assets of any other Person.

“Permitted Holders” means (i) Dov Charney, (ii) the spouse or a family member, estate or heir of Dov Charney, (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest (or beneficial interest, in the case of a trust) of which consist of Dov Charney and/or such other Persons referred to in clause (ii) above or any combination thereof, and (iv) Lion Capital LLP or any of its Affiliates.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth in Schedule 6.01 and extensions, modifications, renewals and replacements of any such Indebtedness, so long as after giving effect thereto (i) the principal amount of the Indebtedness outstanding at such time is not increased, (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life to maturity, (iii) the terms and conditions (including, if applicable, as to collateral and subordination, but excluding interest rates) of such extended, renewed or replaced Indebtedness are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being extended, renewed or replaced and (iv) the direct and contingent obligors with respect to such Indebtedness are not changed;

(c) Indebtedness of any Loan Party to any other Loan Party; provided that such Indebtedness (i) is subordinated to the Obligations on terms reasonably acceptable to the Initial Lender and the Agents and (ii) is represented by a promissory note and pledged to the Collateral Agent (or any bailee thereof, including, if applicable, the First Lien Agent, to the extent the First Lien Agent is required by Section 5.4 of the Intercreditor Agreement to serve in such capacity) as Collateral for the Obligations;

(d) (i) Guarantees by any Loan Party of Indebtedness of any other Loan Party and (ii) Guarantees by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary;

(e) (i) purchase money Indebtedness of any Loan Party or their Subsidiaries to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not incurred in contemplation of such acquisition) and extensions, renewals, refinancings and replacements of any such Indebtedness that (w) do not increase the outstanding principal amount thereof or (x) result in an earlier maturity date or decreased weighted average life to maturity thereof, and (ii) Indebtedness incurred with respect to any financing of or secured by Equipment now or hereafter owned by any Loan Party (including without limitation any sale-leaseback transaction with respect to such equipment) and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life to maturity thereof; provided that (x) with respect to extensions, renewals, refinancings or replacements of such Indebtedness under either clause (i) or (ii) above, (A) the terms and conditions (including, if applicable as to collateral and subordination, but excluding interest rates) of such extended, renewed or replaced Indebtedness are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being extended, renewed or replaced and (B) the direct and contingent obligors with respect to such Indebtedness are not changed, (y) in the case of any Indebtedness incurred with respect to any financing of, or secured by, Equipment in connection with a sale-leaseback transaction permitted hereunder (including the Scheduled Disposition), if the First Lien Agent requests an intercreditor agreement to be executed by the purchaser/lessor of such Equipment, the Agents shall also receive an intercreditor agreement on similar terms and conditions as agreed by the First Lien Agent (but subject to the priority rights of the First Lien Agent), and (z) the aggregate principal amount of Indebtedness permitted by this clause (e) and shall not exceed $25,000,000 at any time outstanding;

(f) Indebtedness under Hedge Agreements and guarantees thereof, entered into in the ordinary course of business and not for speculative purposes;

(g) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of retail stores;

(h) Indebtedness under the First Lien Loan Documents; provided that in no event shall the principal amount of such Indebtedness at any time outstanding exceed $80,000,000 less the amount of any permanent repayments, permanent prepayments or commitment reductions thereunder (excluding any repayments, prepayments or reductions relating to a refinancing or replacement of the First Lien Credit Agreement); provided, further, that such limitation shall not apply to protective advances made pursuant to the First Lien Credit Agreement so long as the principal amount of all such Indebtedness at any time outstanding does not exceed $90,000,000 less the amount of any permanent repayments, permanent prepayments or commitment reductions thereunder (excluding any repayments, prepayments or reductions relating to a refinancing or replacement of the First Lien Credit Agreement);

(i) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition; provided that such Indebtedness (i) does not require the payment of principal or interest in cash prior to the Maturity Date, (ii) has a maturity which extends beyond the Maturity Date, and (iii) is subordinated to the Obligations on substantially the same terms as those set forth in Exhibit E or on subordination terms reasonably acceptable to the Initial Lender and the Agents; provided, further, that in no event shall such Indebtedness exceed $5,000,000 at any time outstanding;

(j) Indebtedness of any Loan Party owing to any Foreign Subsidiary; provided that such Indebtedness (i) has a maturity which extends beyond the

Maturity Date, (ii) does not require the payment of principal in cash prior to the Maturity Date, and (iii) is subordinated to the Obligations on substantially the terms set forth on Exhibit E or on subordination terms reasonably acceptable to Initial Lender and the Agents;

(k) Indebtedness under the Dov Charney Existing Notes; provided that in no event shall the aggregate principal amount of such Indebtedness at any time exceed $3,500,000 (after giving effect to the principal repayment to be made on the Closing Date) plus the amount of interest paid in kind thereon pursuant to the terms thereof (as such terms exist on the date hereof) and added to the principal amount of such Indebtedness;

(l) Indebtedness under the Canadian Loan Agreement and any documents executed in connection therewith, and any modifications, refinancings, refundings, renewals, replacements or extensions thereof, without duplication; provided that (x) in no event shall the principal amount of such Indebtedness at any time outstanding exceed Cdn. $11,000,000 less the amount of any permanent repayments, permanent prepayments or commitment reductions thereunder (excluding any repayments, prepayments or reductions relating to a refinancing or replacement of the Canadian Loan Agreement), and (y) no Loan Party may guarantee such Indebtedness (it being understood and agreed that the Borrower may pledge the capital stock of its Subsidiaries organized under the laws of Canada or a province thereof and grant trademark rights to enable the lenders thereunder to realize on the collateral);

(m) [intentionally deleted];

(n) [intentionally deleted];

(o) Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary; and

(p) Indebtedness incurred by any Subsidiary owing to a Loan Party or any other Subsidiary to the extent that such Indebtedness is permitted pursuant to clauses (k) and (l) of the definition of “Permitted Investment”;

(q) Indebtedness in respect of trade payables more than 120 days past due incurred in the ordinary course of business in an aggregate amount not to exceed $5,000,000;

(r) [intentionally deleted];

(s) Indebtedness consisting of the financing of insurance premiums;

(t) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(u) Indemnification obligations or obligations in respect of purchase price or other similar adjustments incurred by any Loan Party pursuant to a Permitted Acquisition, any other Permitted Investment or Permitted Disposition hereunder; provided that such amount is not Indebtedness required to be reflected on the balance sheet of the Borrower or any of its Subsidiaries in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this proviso);

(v) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding (it being understood that Indebtedness incurred under this clause (v) may be refinanced so long as the outstanding principal in the relevant currency is not increased, even if such refinancing results in the outstanding amounts thereof to exceed $10,000,000 because of fluctuations in the Exchange Rate for such currency after the date of original incurrence);

(w) Indebtedness of Persons acquired in Acquisitions not incurred in contemplation of such Acquisition so long as the aggregate amount of such Indebtedness outstanding at any time does not exceed $10,000,000; and

(x) other unsecured Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided that such Indebtedness (i) has a maturity which extends beyond the Maturity Date, (ii) does not require the payment of principal or interest in cash prior to the Maturity Date and (iii) is subordinated to the Obligations on substantially the same terms as those set forth in Exhibit E or on subordination terms reasonably acceptable to the Initial Lender and the Agents.

“Permitted Investments” means each of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any state or state agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;

(b) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at the date of acquisition, the highest or next highest credit rating obtainable from S&P or from Moody’s;

(c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof which are issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer;

(e) shares of any money market mutual fund that has substantially all of its assets invested in the types of investments referred to in clauses (a) through (d), above;

(f) Investments existing on the Closing Date;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) Loans or advances to employees including but not limited to advances for the purpose of travel, entertainment or relocation in the ordinary course of business; provided that no such loan to any individual shall exceed $50,000 at any time and all such loans to employees shall not exceed $500,000 in the aggregate at any time;

(i) as long as no Event of Default then exists or would arise therefrom, (i) Permitted Acquisitions of a Person which becomes a Loan Party or of assets which are acquired by a Loan Party and (ii) Permitted Acquisitions of a Person which does not become a Loan Party or of assets by a non-Loan Party so long as the aggregate amount of Permitted Acquisition Consideration of all Permitted Acquisitions consummated under this clause (ii) does not exceed, when combined with the aggregate amount of Investments made pursuant to clause (k) below, $35,000,000 in the aggregate plus an amount equal to any repayments, returns and distributions actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(j) as long as no Event of Default then exists or would arise therefrom, other Investments in an amount not to exceed $2,000,000 in the aggregate plus an amount equal to any repayments, returns and distributions actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(k) as long as no Event of Default then exists or would arise therefrom, Investments by a Loan Party in a Foreign Subsidiary to the extent that such Investments do not exceed, when combined with the aggregate amount of Permitted Acquisition Consideration of all Permitted Acquisitions consummated pursuant to clause (i)(ii) above, $35,000,000 in the aggregate plus an amount equal to any repayments, returns and distributions actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(l) Investments by a Loan Party in another Loan Party;

(m) Investments by a Foreign Subsidiary in another Foreign Subsidiary;

(n) Guarantees by any Loan Party of obligations in respect of Leases of any Foreign Subsidiary existing as of the Closing Date and described on Schedule 6.04; and

(o) Investments held by any Person acquired pursuant to an Acquisition and not made in contemplation thereof;

it being understood and agreed that the Borrower shall be permitted to pledge the capital stock of its Subsidiaries organized under the laws of Canada or a province thereof and grant trademark rights to enable the lenders thereunder to realize on the collateral.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Fees” shall have the meaning provided in Section 2.01(c).

“PIK Interest” shall have the meaning provided in Section 2.04(a).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Ownership Interest Pledge and Security Agreement, dated as of the date hereof, among the Loan Parties party thereto and the Collateral Agent, for its own benefit and the benefit of the other Credit Parties, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Prepayment Event” means any of the following events:

(a) except with respect to the Scheduled Disposition, any sale, transfer or other disposition pursuant to clause (f) or (g) of the definition of Permitted Disposition of any property or asset of a Loan Party or any Subsidiary of a Loan Party resulting in receipt of Net Proceeds in excess of $500,000; provided that the foregoing shall cease to be a Prepayment Event to the extent an amount equal to such Net Proceeds are utilized to acquire assets useful in the business of the Loan Parties and their Subsidiaries within six months after receipt of such Net Proceeds;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party or any Subsidiary resulting in receipt of Net Proceeds in excess of $500,000; provided that the foregoing shall cease to be a Prepayment Event to the extent an amount equal to such Net Proceeds are utilized to acquire similar assets useful in the business of the Loan Parties and their Subsidiaries within six months after receipt of such Net Proceeds;

(c) the issuance by the Borrower of any Capital Stock, other than the Warrants, warrants issued to SOF Investments, L.P. Private IV (and any Capital Stock issuable upon exercise thereof) or Capital Stock issued to management, employees or directors of the Borrower or any of its Subsidiaries pursuant to any stock option or stock appreciation rights plan or any management, director and/or employee stock ownership or incentive plan; or

(d) the incurrence by a Loan Party or any Subsidiary of a Loan Party of any Indebtedness other than Permitted Indebtedness.

“Pricing Cap Event” has the meaning assigned to such term in the definition of Interest Rate.

“Pricing Increase Event” has the meaning assigned to such term in the definition of Interest Rate.

“Proxy Statement” has the meaning provided in Section 5.14(a).

“Purchase Agreements” has the meaning provided in Section 5.16(a).

“Purchaser” has the meaning provided in Section 5.16(a).

“Qualified Equity Interest” means any Capital Stock that does not constitute a Disqualified Equity Interest.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party or any Subsidiary thereof, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Realization Date” means the earliest to occur of (a) June 30, 2011, (b) any filing for bankruptcy by any Loan Party, (c) the execution of any definitive agreement for or public announcement of (i) any sale of all or substantially all assets of the Borrower and its Subsidiaries on a consolidated basis or (ii) any acquisition of the Borrower or of all or substantially all of the Borrower’s assets by a third party or any acquisition by the Borrower of a significant amount of equity or assets, other than in the ordinary course of business (in each case, whether by way of merger, consolidation or other similar transaction, but excluding transactions solely among the Borrower and any of its subsidiaries), (d) any announcement or commencement of any tender or exchange offer for Borrower common stock (other than by or on behalf of any of the Lenders or their

Affiliates or any “group” (within the meaning of the Securities and Exchange Act of 1934, as amended) that includes the Lenders or any of their Affiliates), (e) any solicitation of proxies for any director candidate not proposed or approved by the Borrower or a majority of its Board of Directors (excluding any solicitation by or on behalf of any of the Lenders or their Affiliates or any “group” (within the meaning of the Securities and Exchange Act of 1934, as amended) that includes the Lenders or any of their Affiliates) or (f) the occurrence of, or any event that would result in, a Change of Control.

“Register” has the meaning provided in Section 9.04(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Reports” has the meaning provided in Section 8.13(b).

“Required Lenders” means (i) if there are two or fewer Lenders who are not Delinquent Lenders, all Lenders who are not Delinquent Lenders or (ii) if there are three or more Lenders who are not Delinquent Lenders, at any time, Lenders (other than Delinquent Lenders) holding more than 50% of (A) until the Closing Date, the Commitments and (B) thereafter the aggregate unpaid principal amount of the Loans outstanding, including PIK Interest, if any, added to the principal amount of the Loans and the PIK Fees, in each case.

“Requisite Stockholder Approval” has the meaning provided in Section 5.14(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person; provided that “Restricted Payments” shall not include any dividends or distributions payable solely in Qualified Equity Interests of a Loan Party or a Subsidiary of a Loan Party.

“S&P” means Standard & Poor’s Ratings Service or any successor by merger or consolidation to its business.

“Scheduled Disposition” means any sale-leaseback transactions or other financings of the Equipment set forth on Schedule 6.05.

“SEC” means the Securities and Exchange Commission or any successor agency thereto.

“Section 5.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 5.01(a) together with the accompanying Compliance Certificate delivered, or required to be delivered, pursuant to Section 5.01(d).

“Security Agreement” means the Security Agreement dated as of the date hereof, among the Loan Parties and the Collateral Agent, for its benefit and for the benefit of the other Credit Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Facility Guaranty, the Facility Guarantors’ Collateral Documents, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document to secure any of the Obligations.

“Senior Lenders” means the lenders party to the First Lien Credit Agreement.

“Settlement Date” has the meaning provided in Section 2.11.

“Seventh Amendment” means the Seventh Amendment to the Credit Agreement, dated as of March 13, 2012, among the Borrower, the Facility Guarantors party thereto, Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), in its capacity as Administrative Agent thereunder and in its capacity as Collateral Agent thereunder, and the Lenders party thereto.

“Seventh Amendment Effective Date” means the effective date under, and as defined in, Section IV of the Seventh Amendment.

“Sixth Amendment” means the Waiver and Sixth Amendment to the Credit Agreement, dated as of April 26, 2011, among the Borrower, the Facility Guarantors party thereto, Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), in its capacity as Administrative Agent thereunder and in its capacity as Collateral Agent thereunder, and the Lenders party thereto.

“Sixth Amendment Effective Date” means the effective date under, and as defined in, Section IV(a) of the Sixth Amendment.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (ii) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (v) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“Specified Financing Documentation” means, collectively, the Existing First Lien Credit Agreement and the Security Agreement, Pledge Agreement, Intellectual Property Security Agreement and the Facility Guaranty (each as defined in the Existing First Lien Credit Agreement) and any similar agreement which replaces or refinances the Existing First Lien Credit Agreement, the Canadian Loan Agreement (and any similar agreement which replaces or refinances the Canadian Loan Agreement), the Dov Charney Existing Notes and all amendments, exhibits and schedules relating thereto.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party or Subsidiary thereof.

“Subordinated Indebtedness” means Indebtedness (including the Dov Charney Existing Notes) which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Initial Lender and the Agents.

“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise requires, “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Commitment” means $75,000,000.

“Total Debt” means, as of any date of determination, the outstanding principal amount of Indebtedness (not including Hedge Agreements and the undrawn portion of any

Indebtedness described in clause (h) of the definition thereof) of the Loan Parties and their Subsidiaries on a Consolidated basis minus the aggregate amount paid in cash to consultants pursuant to engagement letters approved in writing by the Initial Lender (for the avoidance of doubt, it is understood that for purposes of calculating Total Debt, the aggregate principal amount of Indebtedness shall be determined in accordance with GAAP and shall be net of unamortized discount).

“Total Debt to Consolidated EBITDA” means, as of any date of determination, the ratio of (a) Total Debt outstanding as of such date of determination to (b) Consolidated EBITDA for the most recent four Fiscal Quarter period ended on or prior to such date of determination.

“trading day” means (a) a day on which the Borrower common stock is traded on the NYSE Amex, or (b) if the Borrower common stock is not traded on the NYSE Amex, a day on which the Borrower common stock is quoted in the over-the-counter market as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Borrower common stock is not listed or quoted as set forth in (a) or (b) hereof, then trading day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Voting Agreement” means the Investment Voting Agreement, dated as of March 13, 2009, between Dov Charney and Lion Capital (Guernsey) II Limited.

“Unanimous Consent” means the consent of Lenders (other than Disqualified Lenders) holding 100% of (i) until the Closing Date, the Commitments and (ii) thereafter, the aggregate unpaid principal amount of the Loans outstanding, including PIK Interest, if any, and the PIK Fees, in each case added to the principal amount of the Loans and (y) the aggregate Available Commitment then in effect.

“Warrant PIK Payment” has the meaning provided in Section 5.16(c).

“Warrant PIK Fee” has the meanings provided in Sections 5.16(c) and 5.16(e).

“Warrant PIK Fee Date” has the meanings provided in Sections 5.16(c) and 5.16(e).

“Warrants” means (i) that certain Warrant to Purchase 759,809 shares of Common Stock of the Issuer dated March 24, 2011, issued to Lion/Hollywood L.L.C., (ii) that certain Warrant to Purchase 3,063,101 shares of Common Stock of the Issuer, dated April 26, 2011, issued to Lion/Hollywood L.L.C., (iii) that certain Warrant to Purchase 1,445,382 shares of Common Stock of the Issuer dated July 7, 2011, issued to Lion/Hollywood L.L.C., (iv) that certain Warrant to Purchase 337,733 shares of Common Stock of the Issuer dated July 12, 2011, issued to Lion/Hollywood L.L.C. and (v) any other warrants that have been or subsequently may be issued to Lion/Hollywood L.L.C. or its Affiliates, in each case as such warrants have been and subsequently may be amended or otherwise modified from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the other Loan Documents), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) all financial statements and other financial information provided by the Borrower to the Agents or any Lender shall be provided with reference to dollars, (g) all references to “$” or “dollars” or to amounts of money shall be deemed to be references to the lawful currency of the United States of America, and (h) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Borrower, the Initial Lender and the Agents and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agents or any of the Lenders merely on account of the Agents’ or any Lender’s involvement in the preparation of such documents.

SECTION 1.03 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith.

SECTION 1.04 Currency Equivalents Generally.

For purposes of determining compliance with Section 6.01 with respect to any amount of Indebtedness in a currency other than dollars, compliance will be determined at the date of incurrence thereof using the dollar equivalent thereof at the Exchange Rate in effect at the date of such incurrence. For purposes of the foregoing, “Exchange Rate” means on any day with respect to any currency (other than dollars), the rate at which such currency may be exchanged into any other currency (including dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01 Loans.

(a) Subject to the terms and conditions set forth herein, the Initial Lender agrees to make Loans on the Closing Date in an amount equal to $75,000,000. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The parties hereto hereby acknowledge and agree that the Loans made pursuant to Section 2.01(a) on the Closing Date, together with the Warrants, constitute an “investment unit” for Federal income tax purposes. The Borrower and Lion Capital LLP shall, as promptly as possible, but no later than thirty (30) days after the Closing Date, mutually determine, in consultation with a mutually agreeable accounting firm, an allocation of the $75,000,000 purchase price for such investment unit between the Loans made pursuant to Section 2.01(a) and the Warrants based on their respective relative fair market values.

(c) The Borrower agrees to pay to (x) Lion Capital LLP, on the Closing Date a fee in amount equal to $5,000,000 (the “Closing Date PIK Fee”), (y) those Persons who are Lenders on the Fifth Amendment Effective Date, on a pro rata basis, a fee equal to $994,367.30 (the “Fifth Amendment PIK Fee”) and (z) Lion/Hollywood L.L.C., on any Warrant PIK Fee Date, any Warrant PIK Fee (all Warrant PIK Fees, together with the Closing Date PIK Fee, the “PIK Fees”). The Closing Date PIK Fee shall be paid in full on the Closing Date by increasing the outstanding principal amount of Loans by the amount of the Closing Date PIK Fee on the Closing Date. The Closing Date PIK Fee so added to the principal amount of the Loans shall bear interest as provided in Section 2.04 beginning on the Closing Date. The Fifth Amendment PIK Fee shall be paid in full on the Fifth Amendment Effective Date by increasing the outstanding principal amount of Loans by the amount of the Fifth Amendment PIK Fee on the Fifth Amendment Effective Date. The Fifth Amendment PIK Fee so added to the principal amount of the Loans shall bear interest as provided in Section 2.04 beginning on the Fifth Amendment Effective Date. Any Warrant PIK Fee shall be paid in full on any Warrant PIK Fee Date by increasing the outstanding principal amount of Loans by the amount of such Warrant PIK Fee on such Warrant PIK Fee Date. Any Warrant PIK Fee so added to the principal amount of the Loans shall bear interest as provided in Section 2.04 beginning on the corresponding Warrant PIK Fee Date. The obligation of the Borrower to pay the PIK Fees shall be automatically evidenced by this Agreement or, if applicable, any Notes issued pursuant to this Agreement.

SECTION 2.02 Making of Loans.

(a) The Borrower shall give the Initial Lender and the Administrative Agent irrevocable notice (which notice must be received by the Initial Lender prior to 6:00 p.m., New York City time, at least one Business Day prior to the Closing Date) requesting that the Initial Lender make the Loans on such dates and specifying the amount to be borrowed. Not later than 1:30 p.m., New York City time, on the Closing Date, the Initial Lender shall fund the amount of its Loans (as determined in accordance with Section 2.01) in immediately available funds to the Borrower by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Initial Lender.

(b) Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the applicable Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrower pursuant to Section 2.06.

SECTION 2.03 Notes.

(a) The Loans made by each Lender shall be evidenced by Notes, upon request by such Lender, duly executed on behalf of the Borrower, dated the Closing Date, payable to the order of such Lender in an aggregate principal amount equal to such Lender’s Commitment or, in the case of Lion Capital LLP, in an aggregate principal amount equal to the Closing Date PIK Fee.

(b) Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such

Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(c) Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

SECTION 2.04 Mandatory Principal and Interest Payments on Loans.

The Borrower may, at its option (an “Interest Election”), elect to pay interest on the Loans on each Interest Payment Date (i) entirely in cash (“Cash Interest”), (ii) 50% in Cash Interest and 50% by increasing the outstanding principal amount of the Loans on the relevant Interest Payment Date by the amount of interest accrued from the effective date of any such Interest Election until such Interest Payment Date (“PIK Interest”) or (iii) (A) that occurs prior to September 1, 2012, 100% in PIK Interest, (B) that occurs on September 30, 2012, when the Interest Rate is (1) 15%, 10.51% in Cash Interest and 89.49% in PIK Interest, (2) 17%, 9.27% in Cash Interest and 90.73% in PIK Interest and (3) 18%, 8.76% in Cash Interest and 91.24% in PIK Interest, or (C) that occurs after September 30, 2012, when the Interest Rate is (1) 15%, 33.33% in Cash Interest and 66.67% in PIK Interest, (2) 17%, 29.41% in Cash Interest and 70.59% in PIK Interest and (3) 18%, 27.78% in Cash Interest and 72.22% PIK Interest, with such increases to the principal amount of the Loans allocated on a pro rata basis to the outstanding Loans of the Lenders in accordance with such Lenders Aggregate Exposure Percentages immediately prior to such allocation. Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of the Loans refers to the face amount of the Loans and not gross proceeds funded hereunder and includes any interest so capitalized and added to the principal amount of the Loans from the date on which such interest has been so added.

(a) The Borrower must make an Interest Election by delivering a notice to the Administrative Agent no later than 10 Business Days prior to the effective date of any Interest Election, which notice shall specify (x) whether such Interest Election is made under clause (i), (ii) or (iii) of the immediately preceding paragraph and (y) the effective date of such Interest Election, which effective date must be the next succeeding Interest Payment Date to occur after the date of the giving of such notice, or, if not a Business Day, the first Business Day to occur thereafter. An Interest Election shall remain in effect until the earlier of (i) next Interest Payment Date following the effective date of such Interest Election and (ii) the Maturity Date; provided that no more than one Interest Election may be given by the Borrower in any three-month period. The Administrative Agent shall promptly deliver a corresponding notice to each Lender. In the absence of such an election for any interest period, interest on the Loans shall be payable as PIK Interest.

(b) Subject to Section 2.05, each Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 (or 366 days, if applicable) at a rate per annum that shall be equal to the Interest Rate.

(c) Cash Interest accrued on each Loan shall be payable on the Interest Payment Dates applicable to such Loan, except as otherwise provided in this Agreement. PIK Interest accrued on each Loan shall be payable by increasing the outstanding principal amount of the Loans by the amount of PIK Interest on the Interest Payment Date applicable to such Loan for such period and in such amounts as required by the relevant Interest Election(s). Any interest so added to the principal amount of the Loans shall bear interest as provided in this Section 2.04 from the date on which such interest has been so added. The obligation of the Borrower to pay PIK Interest shall be automatically evidenced by this Agreement or, if applicable, any Notes issued pursuant to this Agreement.

(d) All accrued and unpaid interest shall be paid in cash at maturity (whether by acceleration or otherwise), after such maturity on demand and upon any repayment or prepayment thereof (on the amount prepaid).

(e) In addition to interest payments required to be made hereunder, and subject to the rights of acceleration hereunder, the full unpaid principal balance of the Loans, including PIK Interest, if any, and the PIK Fees, in each case that has been added to the principal balance of the Loans, shall be payable in full on the Maturity Date.

(f) In computing interest on any Loan, the date on which such interest is paid shall not be included and the first date of the interest period applicable to such Loan shall be included.

SECTION 2.05 Default Interest.

After the occurrence of any Default which remains unremedied for twenty (20) days and at all times thereafter while such Default remains unremedied, interest shall accrue on all outstanding Loans including on PIK Interest, if any, and the PIK Fees, in each case that has been added to the principal amount of the Loan (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (the “Default Rate”) equal to the Interest Rate in effect from time to time plus 2% per annum and such interest shall be payable in cash on each Interest Payment Date (or any earlier maturity of the Loans).

SECTION 2.06 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender; or

(ii) impose on any Lender any other condition affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.06 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.06 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no compensation will be paid to any Lender with respect to any Change in Law that has occurred 180 days before such Lender has demanded compensation under this Section 2.06.

SECTION 2.07 Optional Prepayment of Loans; Reimbursement of Lenders.

(a) The Borrower shall have the right to prepay any outstanding Loans, in whole or part, upon at least two (2) Business Day’s prior written notice or facsimile notice to the Administrative Agent, prior to 5 p.m., New York time.

(b) [Intentionally Deleted.]

(c) Any prepayment made pursuant to this Section 2.07 shall be subject to the following limitations:

(i) All prepayments shall be paid to the Administrative Agent for application to the prepayment of outstanding Loans, including PIK Interest, if any, and the PIK Fees, together with any accrued and unpaid interest, ratably in accordance with each Lender’s Aggregate Exposure Percentage; and

(ii) Each notice of prepayment shall specify the prepayment date and the principal amount of the Loans to be prepaid. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein; provided that if a notice of prepayment is expressly conditioned upon the effectiveness of an acquisition, debt incurrence or equity issuance, then such notice of prepayment may be revoked (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(d) In the event the Borrower fails to prepay the Loans on the date specified in any prepayment notice delivered pursuant to Section 2.07(a), the Borrower, on demand by any Lender, shall pay to the Administrative Agent, for the account of such Lender, any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay. Any Lender demanding such payment shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

SECTION 2.08 Mandatory Prepayment; Commitment Termination.

The outstanding Obligations shall be subject to prepayment as follows:

(a) The Borrower shall, to the extent permitted by the First Lien Credit Agreement, apply all Net Proceeds received by the Loan Parties or any Subsidiary from any Person or from any source on account of any Prepayment Event to prepay the Loans, except as otherwise provided herein. All prepayments made pursuant to this Section 2.08(a) shall be paid to the Administrative Agent for application to the prepayment of outstanding Loans, including PIK Interest, if any, and the PIK Fees together with any accrued and unpaid interest, ratably in accordance with each Lender’s Aggregate Exposure Percentage.

(b) Upon the occurrence of a Change of Control, the Borrower will make an offer (a “Change of Control Offer”) to the Lenders to repurchase the Loans at a purchase price in cash equal to one hundred and six percent (106%) of (x) the aggregate principal amount of such Loans outstanding, including PIK Interest, if any, and the PIK Fees plus (y) accrued and unpaid interest (the “Change of Control Payment”). Within five (5) Business Days following any Change of Control, the Borrower will provide irrevocable notice to the Administrative Agent describing the transaction or transactions that constitute the Change of Control and stating the purchase price and the purchase date, which shall be no later than five (5) Business Days from the date such notice is given (the “Change of Control Payment Date”). On the Change of Control Payment Date, the Borrower will deposit with the Administrative Agent an amount equal to the Change of Control Payment in respect of the Loans of each Lender that has accepted the Change of Control Offer.

(c) The Commitments shall terminate at 1:30 p.m., New York City time, on March 13, 2009.

SECTION 2.09 Maintenance of Loan Account; Statements of Account.

(a) The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) which will reflect (i) all Loans made by the Lenders to the Borrower, (ii) all increases in the outstanding principal amount of the Loans resulting from the payment of PIK Interest and the PIK Fees and (iii) any and all other monetary Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or from others for the Borrower’s account. After the end of each Fiscal Quarter, the Administrative Agent shall send to the Borrower a statement accounting for the Loan Account during such Fiscal Quarter. The quarterly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrower.

SECTION 2.10 Payments.

(a) The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest or fees, of amounts payable under Section 2.06, Section 2.07(d) or Section 2.12, or otherwise) prior to 2:00 p.m., New York time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s address as listed in Section 9.01, except that payments pursuant to Section 2.06, Section 2.07(d), Section 2.12 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) All funds received by and available to the Administrative Agent to pay principal, interest and fees then due hereunder, shall be applied in accordance with the provisions of Section 7.03 hereof, as applicable, ratably among the parties entitled thereto in accordance with the amounts of principal, interest, and fees then due to such respective parties.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent, for the account of the Lenders hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at an interest rate that is usual and customary for syndicated financings to be agreed between the Administrative Agent and such Lender.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.11 Settlement Amongst Lenders.

The amount of each Lender’s applicable Aggregate Exposure Percentage of outstanding Loans shall be computed quarterly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted based on all Loans, all increases in the outstanding principal amount of the Loans resulting from the payment of interest in kind and repayments of Loans received by the Administrative Agent as of 2:00 p.m., New York time, on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

SECTION 2.12 Taxes.

(a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if a Loan Party shall be required to deduct, or an Agent or a Lender shall be required to remit, any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or remittances for Taxes (including deductions applicable to additional sums payable under this Section 2.12) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions and (iii) the Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other

Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction in withholding tax shall deliver to the Borrower and the Administrative Agent two (2) copies of (x) either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, (y) in the case of a Foreign Lender claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN, or any subsequent versions thereof or successors thereto, together with a certificate representing that such Foreign Lender (A) is not a bank for purposes of Section 881(c) of the Code, (B) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party and (C) is not a controlled foreign corporation related to the Loan Parties (within the meaning of Section 864(d)(4) of the Code) or (z) United States Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above, as required), properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.12(e), a Foreign Lender shall not be required to deliver any form pursuant to this Section 2.12(e) that such Foreign Lender is not legally able to deliver.

(f) The Borrower shall not be required to indemnify any Lender or to pay any additional amounts to any Lender in respect of U.S. Federal withholding or backup withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraph (e) or (g) hereof, as the case may be. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) Each Lender that is organized in the United States of America or any state thereof or the District of Columbia shall (i) on or before the date such Lender becomes a Lender hereunder (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder), (ii) on or before the date on which any such form or certification expires or becomes obsolete and (iii) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 2.12(g), deliver to the Borrower and the Administrative Agent two (2) copies of properly completed and duly executed United States Internal Revenue Service Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any subsequent versions thereof or successors thereto.

(h) If any Loan Party shall be required pursuant to this Section 2.12 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 2.12(h); provided however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

(i) If any Credit Party reasonably determines that it has received a refund of any Indemnified Taxes or Other Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, such Credit Party shall pay to the Borrower, with reasonable promptness following the date upon which it receives the refund an amount equal to the refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses incurred in securing such refund by the Credit Party and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund); provided, that the Borrower, upon the request of the Credit Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Credit Party in the event the Credit Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Credit Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.13 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.06, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.06 or Section 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender requests compensation under Section 2.06, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, including PIK Interest, if any, and the PIK Fees (if applicable), accrued interest on the Loans, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal, including PIK Interest, if any, and the PIK Fees (if applicable), accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.06 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.14 Security Interests in Collateral.

To secure their Obligations, the Loan Parties shall grant to the Collateral Agent, for its benefit and the ratable benefit of the other Credit Parties, a security interest in all of the Collateral pursuant to the Security Documents.

ARTICLE III

Representations and Warranties

To induce the Credit Parties to make the Loans, the Loan Parties executing this Agreement, jointly and severally, make, on the Closing Date, the following representations and warranties to each Credit Party, all of which shall survive the execution and delivery of this Agreement and the making of the Loans,:

SECTION 3.01 Organization; Powers.

Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and each Loan Party has all requisite power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party and each Subsidiary is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

SECTION 3.02 Authorization; Enforceability.

The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts.

The transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any material Applicable Law or the Charter Documents of any Loan Party, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, or any other Material Agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

SECTION 3.04 Financial Condition; Absence of Certain Changes.

(a) The Borrower has heretofore furnished to the Agents the unaudited consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Borrower and its Subsidiaries as of and for the Fiscal Year ending December 31, 2008 and as of and for the Fiscal Month ending January 31, 2009, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. Neither the Borrower nor any of its Subsidiaries has, as of the Closing Date, any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in such financial statements to the extent required to be so reflected or reserved against in accordance with GAAP, subject in the case of unaudited financial statements to year end audit adjustments and the absence of footnotes, except for (i) liabilities that have arisen since December 31, 2008 in the ordinary and usual course of business and consistent with past practice, (ii) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements previously disclosed to Initial Lender and the Agents or not required by this Agreement to be so disclosed, (iii) liabilities that have not had and could not reasonably be expected to have a Material Adverse Effect and (iv) liabilities under the Loan Documents.

(b) Since December 31, 2008, no event or events have occurred that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each Loan Party and each Subsidiary has good title to, or valid leasehold interests in, all its real (immoveable) and personal (moveable) property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and each Subsidiary owns or possesses, or is licensed to use, all patents, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, and other intellectual property (“Intellectual Property”) material to its business, and all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole, without any conflict (of which the Loan Party has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the business of the Loan Parties and their Subsidiaries, except where such conflicts and restrictions could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and the conduct of the business of the Loan Parties and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no (i) actions, complaints, suits, charges or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Loan Parties, threatened in writing against or affecting any Loan Party or any Subsidiary, (ii) investigations, consent decrees or citations in effect with or pending by or before any Governmental Authority or, to the knowledge of the Loan Parties, threatened in writing against or affecting any Loan Party or any Subsidiary or (iii) unresolved violation, criticism or exception by any Governmental Authority with respect to any report or relating to any examinations or inspections of any Loan Party or any Subsidiary, as to which there is a reasonable possibility of an adverse determination which, if adversely determined, could reasonably be expected individually or in the aggregate to result in a Material Adverse Effect.

(b) No Loan Party and no Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements.

Each Loan Party and each Subsidiary thereof is in compliance with all Applicable Law, all agreements relating to Material Indebtedness, and all Material Agreements binding upon it or its property, and no default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status.

No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes.

Each Loan Party and each Subsidiary thereof has timely filed or caused to be filed all material tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it (subject to any properly filed requests for extension of the time for filing any tax returns), except Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP. There are no enforcement actions being taken against any Loan Party with respect to any Lien for unpaid Taxes in excess of $1,000,000 in the aggregate. Proper and accurate amounts have been withheld by each Loan Party and each Subsidiary thereof from its respective employees for all periods in material compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.

SECTION 3.10 ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans. As of the date hereof, neither the Borrower nor any of its ERISA Affiliates maintains or has any liabilities with respect to any Plan or any Multiemployer Plan.

SECTION 3.11 Disclosure.

The Loan Parties have disclosed to the Credit Parties all (x) material agreements, instruments and corporate or other restrictions to which any Loan Party and any Subsidiary is subject, and (y) all other matters known to any of them that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary thereof to any Credit Party in connection with this Agreement or any other Loan Document or any transaction contemplated hereby or thereby or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. Except for statutory or regulatory restrictions of general application, no Governmental Authority has placed any material restriction on the business or properties of any Loan Party or any Subsidiary.

SECTION 3.12 Subsidiaries.

(a) Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary as of the Closing Date; there is no other Capital Stock of any class outstanding as of the Closing Date. All such shares of Capital Stock are validly issued, fully paid, and non-assessable.

(b) Except as set forth on Schedule 3.12, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements or any other business ventures or entities as of the Closing Date.

SECTION 3.13 Insurance.

Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 3.13 is in full force and effect and all premiums in respect thereof that are due and payable as of the Closing Date have been paid.

SECTION 3.14 Labor Matters.

There are no strikes, lockouts, slowdowns or work stoppages involving any Loan Party or Subsidiary thereof pending or, to the knowledge of any Loan Party or Subsidiary thereof, threatened. The hours worked by and payments made to employees of the Loan Parties or Subsidiaries thereof have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party or Subsidiary thereof, or for which any claim may be made against any Loan Party or Subsidiary thereof, on account of wages and employee health and welfare insurance and other benefits, have been paid, in all material respects, or accrued in accordance with GAAP as a liability on the books of such Loan Party or Subsidiary thereof. Except as set forth on Schedule 3.14, no Loan Party or Subsidiary thereof is a party to or bound by any collective bargaining agreement or other contract or agreement with any labor organization. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or Subsidiary thereof has made a pending demand for recognition or is engaged in any organizational effort. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union or labor organization under any collective bargaining agreement or other contract or agreement with any labor organization to which any Loan Party is bound.

SECTION 3.15 Security Documents.

The Security Documents create in favor of the Collateral Agent, for its own benefit and for the ratable benefit of the other Credit Parties, legal, valid and enforceable security or mortgage interests in the Collateral, and the Security Documents constitute, or will upon the filing of financing statements or other requisite registrations and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or similar legislation of any jurisdiction, the creation of a duly perfected and enforceable Lien on, and security interest in, and hypothecation of, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person, except for Permitted Encumbrances having priority over the Lien of the Collateral Agent under Applicable Law and the Lien of the First Lien Agent under the First Lien Loan Documents (it being understood that certain of the Collateral Agent’s enforcement rights with respect to the Collateral are subject to the limitations set forth in the Intercreditor Agreement and the Canadian Intercreditor Agreement).

SECTION 3.16 Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.17 Solvency.

The Loan Parties and their Subsidiaries, taken as a whole, are, or after giving effect to the borrowings hereunder on the Closing Date will be, Solvent. No transfer of property is being made by any Loan Party or Subsidiary thereof and no obligation is being incurred by any Loan Party or Subsidiary in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or Subsidiary thereof.

SECTION 3.18 Licenses; Permits.

Each Loan Party and Subsidiary thereof has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and is also in compliance with all Applicable Law, except where the failure to comply with such terms, conditions or Applicable Law, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01 Closing Date.

The obligation of the Initial Lender to make the Loans on the Closing Date is subject to the following conditions precedent:

(a) The Agents and the Initial Lender (or their counsel) shall have received a counterpart of this Agreement and all other Loan Documents signed on behalf of each party thereto.

(b) The Agents and the Initial Lender shall have received a favorable written opinion (addressed to the Agents and the Initial Lender and dated the Closing Date) of counsel for the Loan Parties covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Agents and the Initial Lender shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.

(c) The Agents and the Initial Lender shall have received Charter Documents and such other documents and certificates as the Agents and the Initial Lender or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance satisfactory to the Agents and the Initial Lender and its counsel.

(d) The Agents and Initial Lender shall have received a certificate, reasonably satisfactory in form and substance to the Agents and the Initial Lender, (i) with respect to the Solvency of the Loan Parties and their Subsidiaries, taken as a whole, as of the Closing Date and (ii) certifying that, as of the Closing Date, the representations and warranties made by the Loan Parties in the Loan Documents and otherwise are true and complete in all material respects; provided that any representation and warranty that is qualified as to materiality or “Material Adverse Effect” or similar language shall be true and correct in all respects; and that no Default or Event of Default exists.

(e) The Agents and the Initial Lender shall have received the Security Documents, and, subject to the Intercreditor Agreement, certificates evidencing any Capital Stock and Indebtedness required to be pledged thereunder, together with undated stock and/or note powers, each executed in blank by the applicable Loan Parties.

(f) The Agents and the Initial Lender shall be reasonably satisfied that any financial statements delivered to them fairly present in all material respects the business and financial condition of the Loan Parties and their Subsidiaries and that there has been no Material Adverse Effect since the date of the most recent financial information delivered to the Initial Lender.

(g) The Agents and the Initial Lender shall have received and be satisfied with detailed financial projections and business assumptions for the Borrower and its Subsidiaries for the twelve month period following the Closing Date, including a Consolidated income statement, balance sheet and statement of cash flows.

(h) There shall not be any other Indebtedness of the Loan Parties and their Subsidiaries outstanding immediately after the Closing Date other than Permitted Indebtedness.

(i) There shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

(j) After giving effect to the consummation of the transactions contemplated under this Agreement and the other Loan Documents on the Closing Date (including any Loans made hereunder), no Default or Event of Default shall exist.

(k) The Agents and the Initial Lender shall have received results of searches or other evidence reasonably satisfactory to the Agents and the Initial Lender (in each case dated as of a date reasonably satisfactory to the Agents and the Initial Lender) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases or subordination agreements are being tendered on the Closing Date.

(l) The Initial Lender shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agents or the Initial Lender and be authorized to file, register, publish or record to create or perfect the Liens intended to be created under the Loan Documents.

(m) The Agents and the Initial Lender shall have received a payoff letter related to the Existing Second Lien Credit Agreement, which letter shall provide for releases and discharges of all collateral security for the Borrower’s Indebtedness under the Existing Second Lien Credit Agreement, each in form and substance reasonably satisfactory to the Agents and the Initial Lender. Such Indebtedness shall be repaid contemporaneously with the making of the Loan hereunder.

(n) The Agents and the Initial Lender shall have received, and be satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(o) All fees due at or immediately after the Closing Date and all Credit Party Expenses incurred by in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Initial Lender), shall have been paid in full on or before the Closing Date. All such amounts, other than the Closing Date PIK Fee, will be paid with the proceeds of the Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(p) [Reserved].

(q) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Initial Lender.

(r) The Collateral Agent shall have entered into the Intercreditor Agreement with the First Lien Agent on terms and conditions satisfactory to the Collateral Agent.

(s) The Agents and the Initial Lender shall have received evidence that the Credit Parties have been named as additional insureds and the Collateral Agent has been named as loss payee, in each case on the Borrower’s insurance policies pursuant to Section 5.07(b).

(t) There shall have been delivered to the Initial Lender such additional instruments and documents as the Agents and the Initial Lender or their counsel reasonably may require or request.

(u) The Initial Lender shall have received a notice with respect to such Borrowing as required by Section 2.02(a).

(v) The Initial Lender shall have received a true, correct and complete copy, certified as such by the Borrower, of the Specified Financing Documentation in effect as of the Closing Date, including, without limitation, an amendment to the Existing First Lien Credit Agreement and any loan documents related thereto, explicitly permitting all of the transactions contemplated hereby, by the other Loan Documents, by the Investment Agreement and the Warrant, and such amendment shall be in form and substance reasonably satisfactory to the Agents and the Initial Lender and be in full force and effect on or prior to the Closing Date.

(w) The Investment Agreement and related agreements shall have been executed by the Borrower and the Initial Lender and such Investment Agreement shall be in form and substance satisfactory to the Initial Lender, and the Borrower shall have issued the Warrants to the Initial Lender on the Closing Date.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless all of the foregoing conditions are satisfied (or waived as provided in Section 4.01 hereof) at or prior to 12:00 noon, New York City time, on March 13, 2009 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time). The conditions set forth in this Section 4.01 are for the sole benefit of the Administrative Agent and each other Credit Party and may be waived by the Initial Lender and Administrative Agent, in whole or in part, without prejudice to the Administrative Agent or any other Credit Party.

ARTICLE V

Affirmative Covenants

Until (i) the Commitments shall have expired or been terminated and (ii) the principal of and interest on, including PIK Interest, if any, each Loan and all fees and other Obligations shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01 Financial Statements and Other Information.

The Borrower will furnish to the Administrative Agent:

(a) (i) Within one hundred and twenty (120) days after the end of each Fiscal Year of the Borrower (beginning with the Fiscal Year ended December 31, 2008), the Consolidated balance sheet and related statements of operations, and Consolidated statements of stockholders’ equity and cash flows as of the end of and for such year for the Borrower and its Subsidiaries, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year, all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit, except in the case of such Consolidated financial statements covering the Fiscal Year ended December 31, 2008) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP and (ii) within forty-five (45) days after the end of the first three Fiscal Quarters of the Borrower, the Consolidated balance sheet and related statements of operations, and Consolidated statements of stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter for the Borrower and its Subsidiaries and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year, all certified by one of the Borrower’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes; provided that, to the extent the documents required to be delivered pursuant to this clause are included in materials otherwise filed with the SEC and are publicly available, such documents shall be deemed to be delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent of such filing;

(b) Within thirty (30) days after the end of each Fiscal Month of the Borrower, the Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to Section 5.01(e), all certified by one of the Borrower’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject to normal year and quarter end audit adjustments and the absence of footnotes;

(c) Within thirty (30) days after the end of each Fiscal Month of the Borrower, data relating to the sales numbers for each of the Stores;

(d) Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit D hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to (x) the covenants set forth in Sections 6.11 and 6.12 hereof for such period, and (y) Total Debt to Consolidated EBITDA for such period, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e) Within sixty (60) days before the commencement of each Fiscal Year of the Borrower, a detailed, Consolidated budget by month for such Fiscal Year and shall include a projected Consolidated income statement, balance sheet, and statement of cash flow, by month, and promptly when available, any significant revisions to such budget;

(f) Promptly upon receipt thereof, copies of all reports submitted to any Loan Party or any Subsidiary thereof by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ or such Subsidiaries’ internal controls submitted by such accountants to management in connection with their annual audit;

(g) A detailed summary of the Net Proceeds received from any Prepayment Event within three (3) Business Days after receipt of such proceeds, including, without limitation, to the extent applicable, the manner of allocation of the Net Proceeds among the assets and properties of the Borrower and its Subsidiaries which are the subject of the Prepayment Event;

(h) On or prior to April 30, 2010, a revised detailed, Consolidated budget by month for the Fiscal Year ending December 31, 2010 and shall include a projected Consolidated income statement, balance sheet, and statement of cash flow, by month;

(i) [Reserved];

(j) Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, comparing such periods to the comparable periods of the previous Fiscal Year; provided that to the extent the documents required to be delivered pursuant to this clause are included in materials otherwise filed with the SEC and are publicly available, such documents shall be deemed to be delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent of such filing;

(k) Within 120 days after the end of each Fiscal Year of the Borrower (beginning with the Fiscal Year ended December 31, 2008), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for the last Fiscal Quarter of such Fiscal Year and for such Fiscal Year, comparing such periods to the comparable periods of the previous Fiscal Year; provided that to the extent the documents required to be delivered pursuant to this clause are included in materials otherwise filed with the SEC and are publicly available, such documents shall be deemed to be delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent of such filing;

(l) To the extent reasonably practical, immediately prior to the effectiveness of, but in any event, no later than five Business Days following the effectiveness thereof, copies of any amendment, supplement, waiver, or other modification, replacement or renewal with respect to any Specified Financing Documentation;

(m) Within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public Capital Stock and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

(n) Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary thereof, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request.

SECTION 5.02 Notices of Material Events.

The Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following:

(a) A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) An ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) Any development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e) Any change in any Loan Party’s or any Subsidiary thereof, chief executive officer or chief financial officer;

(f) The discharge by any Loan Party or any Subsidiary thereof of its present independent accountants or any withdrawal or resignation by such independent accountants;

(g) Any collective bargaining agreement or other labor contract to which a Loan Party or any Subsidiary thereof becomes a party, or the application for the certification of a collective bargaining agent;

(h) Any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation);

(i) The filing of any Lien for unpaid Taxes against any Loan Party or any Subsidiary thereof known to any Loan Party or any Subsidiary thereof;

(j) Any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(k) To the extent reasonably practical, immediately prior to the effectiveness thereof, but in any event, no later than five (5) Business Days following the effectiveness thereof, copies of any new First Lien Document, or any amendment, supplement, waiver, or other modification, replacement or renewal with respect to any First Lien Document; and

(l) Promptly, but in any event no later than five days after the same are sent, copies of all notices of default, notices of acceleration, budgets, Operating Plans, financial projections, other strategic plans and all material modifications thereof delivered pursuant to any First Lien Loan Document.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

The Borrower will furnish to the Agents prompt written notice of any change in: (a) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (b) the location of any Loan Party’s chief executive office, its principal place of business; (c) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (d) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state or jurisdiction of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless the Initial Lender and the Agents have had a reasonable opportunity after receiving such notice to make all filings, publications and registrations, under the Uniform Commercial Code or other Applicable Law that are required in order for the Agents to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

SECTION 5.04 Existence; Conduct of Business.

Each Loan Party will, and will cause each of its Subsidiaries to do all things necessary to comply with its Charter Documents, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property, in each case (other than with respect to legal existence) material to the conduct of its business, except where failure to preserve, renew and keep in full force and effect such rights, licenses, permits, privileges, franchises and Intellectual Property could not reasonably be expected to result in a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05 Payment of Obligations.

Each Loan Party will, and will cause its Subsidiaries to, pay its Indebtedness and other material obligations, including material Tax liabilities, and material claims for labor, materials, or supplies, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties.

Each Loan Party will, and will cause its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted and with the exception of Store closings and asset dispositions permitted hereunder.

SECTION 5.07 Insurance.

(a) Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Initial Lender and the Agents (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Initial Lender and the Agents, such approval not to be unreasonably withheld) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Initial Lender and the Agents, upon written request, full information as to the insurance carried.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Initial Lender and the Agents, (ii) a provision to the effect that none of the Loan Parties, any of their Subsidiaries, the Credit Parties or any other Person shall be a co-insurer, and (iii) such other provisions as the Initial Lender and the Agents may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Credit Parties as additional insureds. Business interruption policies shall name the Collateral Agent as a loss payee and shall be in form and substance reasonably satisfactory to the Initial Lender and the Agents. The Borrower shall use commercially reasonable efforts to cause each such policy referred to in this Section 5.07(b) to provide (or to cause the Borrower’s insurance broker to agree) that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Initial Lender and the Collateral Agent or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer (or such broker) to the Collateral Agent. The Borrower shall deliver to the Initial Lender and the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Initial Lender and the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Initial Lender and the Collateral Agent of payment of the premium therefor.

SECTION 5.08 Books and Records; Inspection Rights; Accountants.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in accordance with GAAP (or, in the case of Subsidiaries located in jurisdictions outside of the United States, in accordance with accepted accounting standards and legal requirements of the applicable jurisdiction) and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Initial Lender and any Agent, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Loan Parties shall be entitled to be present at any such meeting with its accountants) and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested; provided that, so long as no Event of Default has occurred and is continuing, in no event shall any Loan Party be responsible for the costs and expenses relating to more than one such visit in any Fiscal Year.

(b) The Loan Parties shall instruct such accountants to cooperate with, and be available to, the Initial Lender and the Agents or their representatives to discuss the Loan Parties’ and such Subsidiaries’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Initial Lender or the Agents. The Loan Parties shall be entitled to have notice of and an opportunity to attend any such discussions.

SECTION 5.09 Compliance with Laws.

Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Applicable Laws and the orders of any Governmental Authority except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party shall, and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws other than such noncompliance as could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except to the extent that non compliance with any of the foregoing could not reasonably be expected to have a Material Adverse Effect; (c) notify the Administrative Agent promptly after such Person becomes aware of any violation of Environmental Laws or any Release on, at, in, under, above, to, from or about any Real Estate which could reasonably be expected to result in a Material Adverse Effect; and (d) promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Person in connection with any such violation or

Release or any other matter relating to any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect, in each case whether or not any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

SECTION 5.10 Use of Proceeds.

The proceeds of the Loans made hereunder on the Closing Date will be used only (i) to pay off Indebtedness outstanding under the Existing Second Lien Credit Agreement, (ii) to pay fees and expenses related to the foregoing and the financing contemplated hereby, including but not limited to the attorney’s fees for the Initial Lender, the Agents and the Borrower, (iii) to pay down certain Indebtedness outstanding under the Existing First Lien Credit Agreement (without any corresponding reduction in commitments), (iv) to pay not more than $3,250,000 of Indebtedness outstanding under the Dov Charney Existing Notes, and (v) only if proceeds remain after the payments made pursuant to clauses (i), (ii), (ii), (iii) and (iv) above, for general corporate purposes. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

SECTION 5.11 Additional Subsidiaries.

If any Loan Party shall form or acquire a Subsidiary after the Closing Date, the Borrower will notify the Initial Lender and the Agents thereof and (a) if such Subsidiary is not a Foreign Subsidiary, the Borrower will cause such Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Initial Lender, the Administrative Agent or the Required Lenders shall reasonably request, (b) if any shares of Capital Stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrower will cause such Indebtedness to be evidenced by promissory notes and will cause such shares and promissory notes evidencing such Indebtedness to be pledged to secure the Obligations within ten (10) Business Days after such Subsidiary is formed or acquired (except that if such Subsidiary is a Foreign Subsidiary, shares of Capital Stock of such Subsidiary to be pledged shall be limited to 65% of the outstanding shares of Capital Stock of such Subsidiary, provided that, if such Subsidiary is a Canadian Subsidiary, the Borrower shall not be obligated to cause such shares of Capital Stock of such Canadian Subsidiary to be pledged to secure the Obligations until such time as all loans outstanding under the Canadian Loan Agreement (or any similar agreement which replaces or refinances the Canadian Loan Agreement, (including successive refinancings)) have been repaid and all commitments to lend under the Canadian Loan Agreement (or any similar agreement which replaces or refinances the Canadian Loan Agreement) have been terminated.

SECTION 5.12 Canadian Intercreditor Agreement.

The Borrower shall deliver a supplement to the Pledge Agreement within ten Business Days of the Seventh Amendment Effective Date providing for a pledge of 65% of the stock of American Apparel Canada Retail, Inc. and American Apparel Canada Wholesale, Inc., which pledge shall be subject to the Canadian Intercreditor Agreement.

SECTION 5.13 Further Assurances.

(a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which the Initial Lender, any Agent or the Required Lenders may reasonably request, including the items listed on Schedule 5.13, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Initial Lender and the Agents, from time to time upon request, evidence reasonably satisfactory to the Initial Lender and the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If a fee interest in any Real Estate having a book value or fair market value greater than $500,000 is acquired by any Loan Party after the Closing Date, the Borrower will notify the Initial Lender and the Agents thereof, the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.13, all at the expense of the Loan Parties.

(c) Notwithstanding anything to the contrary set forth in any of the Loan Documents, including the threshold set forth in Section 5.13(b), to the extent the Loan Parties take any actions to grant and/or perfect any Liens on any assets of the Loan Parties in favor of the First Lien Agent and First Lien Lenders which are not, at such time, subject to a Lien in favor of the Collateral Agent under the Security Documents, the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.13, all at the expense of the Loan Parties; provided that the Loan Parties shall not be required to take any additional actions to perfect Liens on any assets that cannot be perfected separately in favor of both the First Lien Agent and the Collateral Agent.

SECTION 5.14 Reset of Warrants; Additional Liquidity.

(a) Promptly after the Fifth Amendment Effective Date or, if the Requisite Stockholder Approval (as defined below) is required therefor, then no later than April 30, 2011 (unless the Required Lenders determine in their sole discretion to extend such period by providing notice of extension in writing to the Borrower), the Borrower will execute and deliver to Lion/Hollywood L.L.C. a mutually acceptable amendment to the Warrants, effective immediately or, only to the extent required therefor, effective immediately following the Requisite Stockholder Approval, providing that (1) the Term (as defined in the Warrants) shall be extended to 11:59 PM, New York City time, on February 18, 2018, and (2) the “Warrant Price” of the Warrants shall be adjusted to equal $1.11, as such adjusted Warrant Price may be further adjusted pursuant to Section 5.14(b), and as such adjusted Warrant Price would have been further adjusted pursuant to the Warrants if such adjusted Warrant Price had been in effect as of the Fifth Amendment Effective Date, and as further adjusted thereafter from time to time in accordance with the Warrants.

If the Borrower determines, in consultation with the Required Lenders, that the Requisite Stockholder Approval is required, as promptly as reasonably practicable after the Fifth Amendment Effective Date, but no later than May 20, 2011 (unless the Required Lenders determine in their sole discretion to extend such period by providing notice of extension in writing to the Borrower), (i) the Borrower shall prepare the proxy statement to be sent to the stockholders of the Borrower in connection with the Borrower Stockholders Meeting (as defined below) (such proxy statement, as amended or supplemented, the “Proxy Statement”), and (ii) the Borrower shall file the Proxy Statement with the SEC. The Borrower shall thereafter use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Borrower as promptly as reasonably practicable after (A) responding to any such comments to the satisfaction of the SEC and (B) if required, the Proxy Statement is cleared by the SEC for mailing to the Borrower’s stockholders. The Borrower shall promptly notify Lenders upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall provide Lenders with copies of all correspondence between the Borrower and its representatives on the one hand, and the SEC on the other hand, with respect to the Proxy Statement or the transactions contemplated hereby. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (including any amendment or supplement to the Proxy Statement) or responding to any comments of the SEC with respect thereto, the Borrower shall provide Lenders with a reasonable opportunity to review and comment on such documents or responses. If, at any time prior to the Borrower Stockholders Meeting, any information should be discovered by the Borrower which should be set forth in an amendment or supplement to the Proxy Statement, as applicable, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Borrower shall promptly notify Lenders, and to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and disseminated by the Borrower to its stockholders, as applicable.

If the Borrower determines, in consultation with the Required Lenders, that the Requisite Stockholder Approval is required, the Borrower shall, as soon as practicable following the date that the Proxy Statement is cleared by the SEC for mailing to the Borrower’s stockholders, but no later than May 20, 2011, mail the Proxy Statement to the Borrower’s stockholders and establish a record date for, duly call and give notice of, the Borrower

Stockholders Meeting (as defined below), and the Borrower shall no later than June 30, 2011 (or, in the event the Borrower Stockholders Meeting (as defined below) may not be held by such date due to injunction or court order, or regulatory action that makes holding the Borrower Stockholders Meeting illegal, such later date no later than sixty (60) days following the lifting of such injunction or court order, or regulatory action that makes holding the Borrower Stockholders Meeting illegal), convene and hold an annual meeting of its stockholders (including any adjournment or postponement thereof, the “Borrower Stockholders Meeting”) for purposes which shall include obtaining the affirmative vote of the holders of Borrower’s common stock representing a majority of the votes cast at the Borrower Stockholders Meeting on the proposal to approve the Exercise Price Reset, if the Borrower determines, in consultation with the Required Lenders, that such approval is necessary, for purposes of Section 713 of the NYSE Amex Company Guide (the “Requisite Stockholder Approval”). The Borrower shall, through its board of directors or any committee thereof, recommend to its stockholders that the Requisite Stockholder Approval be given (the “Borrower Board Recommendation”) and shall include the Borrower Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement. The “Exercise Price Reset” means the adjustments to the “Warrant Price” (as defined in the Warrants) contemplated by this Section 5.14 and by Section 5.16, as such Warrant Price may be further adjusted pursuant to the Warrants, this Section 5.14 and by Section 5.16, and the issuance of shares of Borrower’s common stock upon exercise of the Warrants at such Warrant Price.

(b) Simultaneously with any issuance and sale of common stock (excluding (i) common stock or options granted or issued under a board-approved equity incentive plan or other stock option plan for management and other employees of the Borrower or its subsidiaries, (ii) common stock issued pursuant to a security convertible, exercisable or exchangeable for common stock if such security was issued or outstanding on or prior to the Fifth Amendment Effective Date, and (iii) common stock issued pursuant to the Warrants (such excluded securities, “Excluded Securities”)) or preferred stock of the Borrower (each, an “Equity Sale”), and/or any issuance and sale of any security convertible, exercisable or exchangeable for common stock or preferred stock, other than New Warrants or Excluded Securities (each, a “Convertible Sale”) (provided that solely in the case of a Convertible Sale, New Warrants will be issued pursuant to this Section 5.14(b) at the time and to the extent that such convertible, exercisable or exchangeable security is in fact converted, exercised or exchanged rather than upon definitive agreement or consummation of the Convertible Sale), and/or any debt-for-equity exchange or conversion completed by the Borrower in respect of the Borrower’s existing indebtedness (each, a “Debt Exchange”):

(i) in each case, either definitively agreed or consummated after the Fifth Amendment Effective Date and prior to the earlier of (x) 365 days after the Sixth Amendment Effective Date and (y) the repayment of all Obligations, the Borrower shall issue and grant to Lion/Hollywood L.L.C. a warrant to purchase at an initial exercise price of $0.90 (or such lower price to which the Warrant Price for Warrants shall have been adjusted) that number of shares of Borrower’s common stock as are sufficient such that Lion/Hollywood L.L.C.’s percentage beneficial ownership of the Borrower’s common stock as represented by the Warrants immediately after an Equity Sale, Convertible Sale or Debt Exchange, including such new warrants, calculated on a fully-diluted basis assuming the exercise, exchange and conversion of all securities exercisable, exchangeable or convertible for Borrower common stock, is at least equal to such percentage as calculated immediately prior to an Equity Sale, Convertible Sale or Debt Exchange, subject, however, to Section 5.16(a) with respect to Equity Sales and Convertible Sales pursuant to the Purchase Agreement; or

(ii) in each case, either definitively agreed or consummated on or after the 365th day after the Sixth Amendment Effective Date and prior to the repayment of all Obligations, and the Issued Price (defined below) of such Equity Sale, Convertible Sale or Debt Exchange is lower than the Warrant Price of the Warrants, the Borrower shall issue and grant to Lion/Hollywood L.L.C. a warrant to purchase at an initial exercise price of the lowest Issued Price that number of shares of Borrower’s common stock as are sufficient such that Lion/Hollywood L.L.C.’s percentage beneficial ownership of the Borrower’s common stock as represented by the Warrants immediately after an Equity Sale, Convertible Sale or Debt Exchange, including such new warrants, calculated on a fully-diluted basis assuming the exercise, exchange and conversion of all securities exercisable, exchangeable or convertible for Borrower common stock, is at least equal to such percentage as calculated immediately prior to an Equity Sale, Convertible Sale or Debt Exchange, subject, however, to Section 5.16(a) with respect to Equity Sales or Convertible Sales pursuant to the Purchase Agreement.

The warrants in subclause (b)(i) or (b)(ii) above shall be referred to as the “New Warrants”.

If, in connection with an Equity Sale, Convertible Sale or Debt Exchange under subclause (b)(i) above the per common stock share sales price implied by the proceeds to the Borrower in such Equity Sale or Convertible Sale net of any costs, fees or expenses paid to or on behalf of the investors in such Equity Sale or Convertible Sale, or the per common stock share price implied by such Debt Exchange (the “Issued Price”), is less than the Warrant Price of the New Warrants or the Warrants, in each case taking into account any adjustments pursuant to Section 5.14(b) or Section 5.16(a), then the Borrower agrees contemporaneously therewith to amend (A) the New Warrants to reduce the Warrant Price to the lowest Issued Price and (B) conditioned only on receipt of the Requisite Stockholder Approval, the Warrants (other than the New Warrants) to reduce the Warrant Price to the lowest Issued Price (in each case, subject to Section 5.16(a)).

If, in connection with an Equity Sale, Convertible Sale or Debt Exchange under subclause (b)(ii) above the Issued Price is less than the Warrant Price of the New Warrants or the Warrants, in each case taking into account any adjustments pursuant to Section 5.14(b) or Section 5.16(a), and the Net Cash Proceeds (or the fair market value of any other consideration received) from such Equity Sale, Convertible Sale or Debt Exchange (together with any Equity Sale, Convertible Sale and/or Debt Exchange within three months thereof) is equal to or greater than $5 million, then the Borrower agrees contemporaneously therewith to amend (A) the New Warrants to reduce the Warrant Price to the lowest Issued Price and (B) conditioned only on receipt of the Requisite Stockholder Approval, the Warrants (other than the New Warrants) to reduce the Warrant Price to the lowest Issued Price (in each case, subject to Section 5.16(a)).

Subject to Section 5.16(c), any New Warrants issued pursuant to Section 5.14(b) of this Agreement shall be substantially in the form of the Existing Warrants and shall be deemed to be “Warrants” for all purposes under the Loan Documents and each document governing or relating to the Warrants, including the Investment Agreement. Subject to Section 5.16(b), the Warrants and New Warrants shall be subject to adjustments pursuant to Section 4 of such Warrant or New Warrant, as applicable, and this Agreement from and including the date on which the Borrower became obligated to issue such Warrant or New Warrant pursuant to this Agreement, as if such Warrant or New Warrant had been issued on such date; provided, however, that in the event of an Equity Sale, Convertible Sale or Debt Exchange, the provisions in this Section 5.14(b) and in Section 5.16 shall control, and there shall be no additional adjustment pursuant to Section 4 of such Warrant or New Warrant for such Equity Sale, Convertible Sale or Debt Exchange.”

(c) The Borrower will take all necessary action to ensure that the issuance and acquisition of the New Warrants and any exercise thereof and any of the transactions contemplated hereby will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law, and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not and will not apply to the issuance and acquisition of the New Warrants and any exercise thereof and any of the transactions contemplated hereby.

SECTION 5.15 Control Agreements.

The Borrower will use its commercially reasonable efforts to cause each Person that has entered into an account control agreement with the First Lien Agent in respect of the First Lien Loan Documents to enter into an account control agreement with the Collateral Agent granting the Collateral Agent “control” (as defined in the UCC) over the same such accounts subject to control agreements with the First Lien Agent, all in form and substance reasonably satisfactory to the Required Lenders, (x) with respect to accounts existing on the Fifth Amendment Effective Date, by no later 45 days after the Fifth Amendment Effective Date and (y) with respect to accounts opened, acquired or created after the Fifth Amendment Date, simultaneously with the entering into a account control agreement over such account with the First Lien Agent.

SECTION 5.16 Repricing of Existing Warrants and New Warrants; Additional Terms for New Warrants.

(a) In connection with (i) the initial purchase by certain investors (collectively, the “Purchasers”) of up to $15.0 million of shares of Borrower common stock, as further described in the Purchase Agreement (the “Investor Purchase Agreement”), dated as of April 21, 2011, among the Borrower and the Purchasers and (ii) the initial purchase by Dov Charney of up to $700,000 of shares of Borrower common stock, as further described in the Purchase Agreement, dated on or about April 26, 2011, between the Borrower and Dov Charney (the “Charney Purchase Agreement” and, together with the Investor Purchase Agreement, the “Purchase Agreements”) ((i) and (ii), together, the “Initial Equity Sale”), Lion/Hollywood L.L.C. agrees that, notwithstanding the requirements of the second and third paragraphs of Section 5.14(b) of this Agreement which would require that the Warrant Price for the Warrants and the New Warrants issued to Lion/Hollywood L.L.C. on March 24, 2011 (collectively, the “Existing Warrants”), and the New Warrants issued in connection with the Initial Equity Sale and any New Warrants required to be issued in connection with any subsequent Equity Sale pursuant to the Purchase Agreements at a price of not less than $0.90 per share, be adjusted to $0.90, in lieu thereof the Warrant Price of the Existing Warrants and such New Warrants shall be adjusted to $1.00; provided that such exception to the requirements of the second and third paragraphs of Section 5.14(b) of this Agreement shall apply only to the Initial Equity Sale and any subsequent Equity Sale pursuant to the Purchase Agreements at a price of not less than $0.90 per share, and not to any other subsequent Equity Sale.

(b) For clarity, the Borrower acknowledges that the provisions of Section 5.14(b) of this Agreement shall apply to each of the following Equity Sales under the Purchase Agreements: (i) the issuance of shares of Borrower common stock in connection with the Initial Equity Sale, (ii) any additional issuance of shares of Borrower common stock pursuant to the Purchasers’ and Dov Charney’s respective rights to receive additional shares in the case of certain additional equity issuances by the Borrower or pursuant to the Purchasers’ or Dov Charney’s respective rights to purchase additional shares under the applicable Purchase Agreement and (iii) any issuance of shares of Borrower common stock to Dov Charney pursuant to the anti-dilution protection provision as contemplated by the Purchase Agreements or any agreements or instruments entered into in connection with the Purchase Agreements. For avoidance of doubt, as of the date of the Sixth Amendment, the number of New Warrant shares to which Lion/Hollywood L.L.C. is entitled to be issued with respect to the issuance in clause (i) above is 3,214,111, with respect to the issuance in clause (ii) above (assuming full exercise by the Purchasers and Dov Charney of their respective purchase rights under the Purchase Agreement) is 5,630,273, and with respect to the issuance in clause (iii) above (assuming Dov Charney receives all of the shares issuable under such anti-dilution protection provision) is 7,374,035. For the avoidance of doubt, the provisions in Section 5.14 and this Section 5.16 shall control and supersede any provisions set forth in Section 4 of the Warrants with respect to the transactions under the Purchase Agreement.

(c) Any New Warrants issued pursuant to Section 5.14(b) of this Agreement in respect of the issuances described in Section 5.16(b) of this Agreement shall be substantially in the form of the Existing Warrants (as provided in this Agreement); provided that such New Warrants shall provide, in form and substance reasonably acceptable to the Required Lenders, that, upon exercise of such Warrant, to the extent the Borrower does not have sufficient authorized and unissued shares of Borrower common stock (after taking into account then currently reserved shares) to legally issue the shares of Borrower common stock to which the holder is entitled upon such exercise, then (i) there shall be no requirement for Borrower to reserve for issuance the shares issuable upon exercise of such New Warrants to the extent that Borrower does not have such sufficient authorized and unissued shares (and, at such time and to the extent that Borrower does have such sufficient authorized and unissued shares, Borrower shall promptly reserve for issuance the shares issuable upon exercise of such New Warrants), and (ii) upon such exercise of such New Warrants, after the Realization Date, in lieu of issuing shares of Borrower common stock upon exercise that are not then currently reserved, the Borrower shall pay on the date of exercise of such New Warrants to Lion/Hollywood L.L.C. (which date shall constitute a “Warrant PIK Fee Date”) an amount in the form of a “Warrant PIK Fee” in accordance with Section 2.01(c) of this Agreement (the “Warrant PIK Payment”) equal to (x) the number of shares of Borrower common stock issuable upon such exercise that are not authorized to be legally issued, multiplied by (y) at the Borrower’s option, either (A) the Closing Price on the last trading day immediately preceding the applicable exercise date or (B) the difference between the Closing Price on the last trading day immediately preceding the applicable exercise date and the then applicable Warrant Price; provided that, in the case of this clause (B), Lion/Hollywood L.L.C. shall not be required to pay the Warrant Price upon such exercise (and any such payment already made shall be returned to Lion/Hollywood L.L.C.); provided, further, that the Borrower may elect, at its option, to instead pay such Warrant PIK Payment to Lion/Hollywood L.L.C on such Warrant PIK Fee Date in immediately available funds in cash.

(d) To the extent the Borrower has failed to issue any New Warrants that the Borrower is obligated to issue pursuant to Section 5.14(b) or Section 5.16(a) of this Agreement (including any such obligation that remains subject to a condition), then in addition to any other remedies available to the Lenders, at any point after the Realization Date the party entitled to receive such unissued New Warrants may exercise such New Warrants as if they had been issued in accordance with Section 5.16(c) of this Agreement, to the extent any shares of Borrower common stock issuable in respect thereof are not then authorized for issuance shall be able to exercise the rights of a holder of such New Warrants with respect to the Warrant PIK Payment as provided in Section 5.16(c) of this Agreement.

(e) To the extent the Borrower has failed to adjust the Warrant Price of any Existing Warrants or New Warrants that the Borrower is obligated to adjust pursuant to Section 5.14(b) or Section 5.16(a) of this Agreement (including any such obligation that remains subject to a condition), then in addition to any other remedies available to the Lenders, at any point after the Realization Date upon the holder exercising such Existing Warrants or New Warrants, the Borrower shall pay on the date of exercise of such Existing Warrants or New Warrants (which date shall constitute a “Warrant PIK Fee Date”) an amount in the form of a “Warrant PIK Fee” in accordance with Section 2.01(c) (the “Adjustment PIK Payment”) equal to (x) the number of shares of Borrower common stock issuable upon such exercise, multiplied by (y) (i) the existing Warrant Price minus (ii) the Warrant Price that would have been in effect if such Warrant Price had been adjusted pursuant to Section 5.14(b) or Section 5.16(a) of this Agreement; provided that the Borrower may elect , at its option, to instead pay such Adjustment PIK Payment to Lion/Hollywood L.L.C. on such Warrant PIK Fee Date immediately available funds in cash.

SECTION 5.17 Compliance with Warrants.

Each Loan Party will, and will cause each of its Subsidiaries to, comply with clause 2 of the Warrant Amendments (as defined in the Seventh Amendment).

ARTICLE VI

Negative Covenants

Until (i) the Commitments shall have expired or been terminated and (ii) the principal of and interest on, including PIK Interest, if any, each Loan and all fees and other Obligations shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01 Indebtedness and Other Obligations.

No Loan Party will, or will permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

SECTION 6.02 Liens.

No Loan Party will, or will permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except Permitted Encumbrances and sales of delinquent Accounts in the ordinary course of business.

SECTION 6.03 Fundamental Changes

(a) No Loan Party will, or will permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or any such Subsidiary, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would arise therefrom, (i) any Loan Party may merge or consolidate with or into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge or consolidate with or into any other Subsidiary that is a Facility Guarantor in a transaction in which a Facility Guarantor Subsidiary is the Surviving Person, (iii) any Foreign Subsidiary may merge or consolidate with or into any other Foreign Subsidiary, (iv) any Subsidiary of Borrower which is a Facility Guarantor may merge or consolidate with or into any other Subsidiary of Borrower which is a Facility Guarantor, (v) liquidations and dissolutions of Subsidiaries shall be permitted if (x) the Borrower determines in good faith that any such liquidation or dissolution is in the best interests of the Borrower and not materially disadvantageous to the Lenders and (y) to the extent such Subsidiary is a Loan Party, any assets, or business not otherwise disposed of in accordance with Section 6.04 or 6.05, or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Loan Party after giving effect to such liquidation or dissolution and payment of liabilities of such Subsidiary, and (vi) Permitted Acquisitions and asset dispositions permitted pursuant to Section 6.05 hereof may be consummated in the form of a merger, as long as, in the event of a Permitted Acquisition, a Loan Party is the surviving Person; provided that any such merger in connection with a Permitted Acquisition involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will, or will permit any Subsidiary to, engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party or such Subsidiary on the date of execution of this Agreement and businesses reasonably related thereto, or reasonably related to the manufacture or retailing of apparel and related products.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

No Loan Party will, or will permit any Subsidiary to, make or permit to exist any Investment, except Permitted Investments.

SECTION 6.05 Asset Sales.

No Loan Party will, or will permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock, except (i) sales of inventory in the ordinary course of business, (ii) Permitted Dispositions, (iii) Permitted Dividends, (iv) issuances of Capital Stock of the Borrower, (v) issuances of Capital Stock of any Subsidiary of the Borrower to any Loan Party and (vi) issuances of Capital Stock of any Subsidiary that is not a Loan Party to any other Subsidiary of the Borrower.

SECTION 6.06 Equity Issuances.

No Loan Party will, or will permit any Subsidiary to, (i) issue any preferred Capital Stock or other Disqualified Equity Interests; provided that the Borrower may issue Disqualified Equity Interests to the extent permitted by Section 6.01 and preferred Capital Stock, which in each case shall be subject to the limitations set forth in Section 6.07.

SECTION 6.07 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, or will permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than (i) Permitted Dividends, and (ii) so long as (x) no Default or Event of Default has occurred and is continuing, and (y) there is at least $30,000,000 of unused borrowing capacity under the First Lien Credit Agreement based on the then-existing Borrowing Base (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement immediately after giving effect to any such repurchase, repurchases of the Borrower’s Capital Stock in an amount not to exceed $30,000,000.

(b) No Loan Party will, or will permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or regularly scheduled interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance or termination of any Subordinated Indebtedness, except (i) conversions of such Subordinated Indebtedness to Qualified Equity Interests and (ii) so long as no Default or Event of Default has occurred and is continuing and such payment is permitted to be made under the terms of the First Lien Credit Agreement (as such terms may be amended, modified or waived by the First Lien Lenders), repayments of principal amounts outstanding, and payments of interest, under the Dov Charney Existing Notes.

SECTION 6.08 Transactions with Affiliates.

No Loan Party will, or will permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) (i) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (ii) contributions of capital by an Affiliate to a Loan Party or issuances of Capital Stock by the Borrower to Affiliates of Borrower which are otherwise permitted under this Agreement, (b) transactions between or among the Loan Parties and transactions in the ordinary course of business between the Loan Parties and Subsidiaries of the Loan Parties who are not Loan Parties, (c) Permitted Dividends, (d) Permitted Investments pursuant to clauses (f), (h), (k), (l), (m), and (n) of the definition thereof, (e) transactions in respect of the 59th Street Facility, and (f) repayments of Indebtedness permitted under Section 6.01.

SECTION 6.09 Restrictive Agreements.

No Loan Party will, or will permit any Subsidiary to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets as security for the Obligations or (b) the ability of any Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or to make or repay loans or advances to a Loan Party or any other Subsidiary of a Loan Party or to guarantee Indebtedness of the Loan Parties or any other Subsidiary of the Loan Parties; provided that (i) the foregoing shall not apply to (a) restrictions and conditions imposed by Applicable Law or by any Loan Document, (b) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (c) customary provisions in leases restricting the assignment or subleasing thereof, (d) customary restrictions arising under leases, licenses and other contracts entered into in the ordinary course of business, (v) restrictions contained in any of the First Lien Loan Documents, (vi) restrictions applicable to the leases and assets subject to leases entered into in connection with sale-leaseback transactions permitted by this Agreement, (vii) restrictions on assets subject to contracts for the disposition thereof which are Permitted Dispositions under this Agreement, (viii) restrictions on assets of or Persons acquired in Acquisitions and (ix) customary restrictions contained in the documentation relating to Indebtedness of a Foreign Subsidiary, which Indebtedness is permitted by Section 6.01. Notwithstanding anything in this Section 6.09 to the contrary, neither (a) the prohibition on the pledge of security interest in the Capital Stock of the Canadian Subsidiaries, nor (b) the prohibition on the granting of any guaranty or security interest by the Canadian Subsidiaries, nor (c) the prohibition on repatriation of funds or making of distributions or payments of any kind to the Parent, any other shareholder of the Canadian Subsidiaries, or any Affiliate of the Parent, the Canadian Subsidiaries or any other shareholder of the Canadian Subsidiaries, in each case set forth in the Canadian Loan, shall be prohibited by this Section 6.09.

SECTION 6.10 Amendment of Material Documents.

No Loan Party will, or will permit any Subsidiary to, amend, modify, waive any of its rights under or, in the case of Material Agreements, allow to be terminated (other than in accordance with its terms) (a) its Charter Documents, (b) any Material Agreement or (c) any Material Indebtedness, in each case to the extent that such amendment, modification or waiver or such termination would be material and adverse to the Lenders.

SECTION 6.11 Financial Covenants.

Minimum EBITDA. The Borrower will not permit Consolidated EBITDA for any twelve consecutive Fiscal Month period ending on any date set forth below to be less than the amount set forth opposite such date:

TRAILING TWELVE MONTH PERIOD PERIOD ENDING	CONSOLIDATED EBITDA ($)
March 31, 2012	31,400,000
June 30, 2012	35,000,000
September 30, 2012	46,000,000
December 31, 2012	47,500,000
March 31, 2013	52,000,000
June 30, 2013	57,000,000
September 30, 2013	60,750,000
December 31, 2013	67,750,000
March 31, 2014	71,500,000
June 30, 2014	75,250,000
September 30, 2014	79,000,000
December 31, 2014	82,750,000
March 31, 2015	86,500,000
June 30, 2015	90,250,000
September 30, 2015	94,000,000

SECTION 6.12 Capital Expenditures.

The Loan Parties shall not make or incur, nor permit a Subsidiary to make or incur, Capital Expenditures, except Capital Expenditures not exceeding in the aggregate for the Borrower and its Subsidiaries during each Fiscal Year set forth below, the amount set forth opposite such Fiscal Year (which, for the avoidance of doubt, in the case of the Fiscal Year ending December 31, 2009 shall include all Capital Expenditures incurred since the beginning of such Fiscal Year):

FISCAL YEAR	MAXIMUM CAPITAL EXPENDITURES AMOUNT ($)
December 31, 2009	27,500,000
December 31, 2010	27,500,000
December 31, 2011	27,500,000
December 31, 2012	30,000,000
December 31, 2013	30,000,000
December 31, 2014	30,000,000
December 31, 2015	30,000,000

SECTION 6.13 Fiscal Year.

No Loan Party will, or will permit any Subsidiary to, change its Fiscal Year (except that any Subsidiary may change its Fiscal Year to match the Borrower’s Fiscal Year).

SECTION 6.14 ERISA.

No Loan Party shall, or shall cause or permit any of its Subsidiaries or its ERISA Affiliates to:

(a) cause or permit to occur an event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA; or

(b) cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to result in taxes, penalties and other liability and could reasonably be expected to result in a Material Adverse Effect; or

(c) engage in any transaction in connection with which a Loan Party or any ERISA Affiliate could be reasonably expected to be subject to either a civil penalty assessed pursuant to the provisions of Section 502(i) of ERISA or a tax imposed under the provisions of Section 4975 of the IRC which, in each case, could reasonably be expected to result in a Material Adverse Effect; or

(d) terminate any Plan under Section 4041(c) of ERISA without the prior consent of Administrative Agent which could reasonably be expected to result in a Material Adverse Effect; or

(e) fail in any material respect to make payment when due (including permissible extensions) of all amounts which, under the provisions of any Plan, it is required to pay as contributions thereto or as premiums to the PBGC, which could reasonably be expected to result in a Material Adverse Effect; or

(f) enter into a new agreement or agreements that would (i) obligate a Loan Party or any ERISA Affiliate to make contributions to a Multiemployer Plan subject to subtitle (e) of Title IV of ERISA which could reasonably be expected to result in a Material Adverse Effect or (ii) to create, extend or increase an obligation to provide health or medical benefits for retirees of a Loan Party or an ERISA Affiliate that would increase the accumulated post retirement benefit obligation and could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.15 Environmental Laws.

The Loan Parties shall not, and shall not permit any Subsidiary to, (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.16 Additional Subsidiaries.

The Loan Parties will not, and will not permit any Subsidiary to, create any additional Subsidiary, unless such Subsidiary is a Loan Party or if the Investment with respect thereto is permitted pursuant to Section 6.04 hereof.

SECTION 6.17 Additional Covenants.

(a) Concurrently with the delivery of cash flow budgets for the Loan Parties under the First Lien Credit Agreement, delivery thereof to the Administrative Agent and the Lenders.

(b) (i) On the last Business Day of each calendar month commencing with May 2011, the Borrower shall reimburse the Administrative Agent, Collateral Agent, the Lenders and Lion Capital LLP and its affiliates (the “Lion Parties”) for an aggregate amount of at least $200,000 or such lesser amount then owing ($100,000, solely in the case of the calendar month of May 2011) of their respective outstanding reasonable out-of-pocket expenses invoiced to the Borrower on or prior to such Business Day incurred in connection with the Credit Agreement, the other Loan Documents and the monitoring and oversight of the Lion Parties’ investment prior to such Business Day (including without limitation, the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP and Miller Buckfire & Co., LLC), and (ii) within three (3) Business Days of the Sixth Amendment Effective Date, the Borrower shall pay to the Lion Parties $400,000 with respect to such expenses; provided that notwithstanding anything in Section 7.01 to the contrary, any Default under clause (i) of this Section 6.17(b) shall not constitute a Default for ten (10) days after the occurrence of such Default so long as the parties are diligently pursuing the cure of such Default. Notwithstanding the foregoing, nothing in this Section 6.17(b) shall be construed to limit the provisions of Section 9.03.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document and such failure shall continue for a period of five (5) consecutive days;

(c) any representation or warranty made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment, supplement or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made;

(d) any Loan Party or any Subsidiary thereof shall fail to observe or perform when due any covenant, condition or agreement contained in (i) Article VI (provided that any Default under Section 6.01 or Section 6.02 shall not constitute a Default or Event of Default for five (5) Business Days after the occurrence of such Default so long as the parties are diligently pursuing the cure of such Default and the amount involved is less than $1,000,000), (ii) Section 5.14 , Section 5.16 or Section 5.17, or (iii) in any of Section 5.02, Section 5.07 or Section 5.08 (provided that, if (A) any such Default described in this clause (d)(iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(e) any Loan Party or any Subsidiary thereof shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.01(a), Section 7.01(b), or Section 7.01(d)), and such failure shall continue unremedied for a period of fifteen (15) days after notice thereof from the Initial Lender, the Administrative Agent or the Required Lenders to the Borrower;

(f) (i) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein) or (ii) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that, with respect to the occurrence of any event or condition described in clause (ii) with respect to the First Lien Loan Documents, such event or condition shall only constitute an Event of Default under this Agreement if either (x) such event or condition is not cured or waived within 15 days after the date on which the holder or holders of the Indebtedness outstanding under the First Lien Credit Agreement (or the First Lien Agent on behalf of such Lenders) are permitted to cause such Indebtedness to become due prior to its scheduled maturity or (y) such event or condition results in the acceleration of all Indebtedness outstanding under the First Lien Credit Agreement and/or the termination of the commitments thereunder (it being understood and, for the avoidance of doubt, to the extent that any instrument governing any Material Indebtedness that by its terms provides that the Indebtedness thereunder may become payable for any reason at any time upon demand by the holder or holders thereof, neither the existence of the right to demand payment at any time in any such instrument nor the exercise of any such right by such holder(s) shall constitute an Event of Default hereunder);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary thereof or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary thereof or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any Subsidiary thereof shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary thereof or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Loan Party or any Subsidiary thereof shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) except as permitted under Section 6.05 hereof, the determination of the Loan Parties and their Subsidiaries’, whether by vote of the Loan Parties’ or their Subsidiaries’ board of directors or otherwise to: suspend the operation of the Loan Parties’ and their Subsidiaries’ business, taken as a whole, in the ordinary course, liquidate all or substantially all of the Loan Parties’ and their Subsidiaries’, taken as a whole, assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” with respect to all or substantially all of the Loan Parties’ and their Subsidiaries’, taken as a whole, assets or Store locations;

(k) one or more final and nonappealable judgments for the payment of money in an aggregate amount in excess of $2,500,000 excess of insurance coverage shall be rendered against any Loan Party or any Subsidiary thereof or any combination of Loan Parties and such Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party or any Subsidiary thereof to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party or any Subsidiary thereof to enforce any such liability;

(m) any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(n) any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which a nonappealable order or final and nonappealable judgment has been entered adverse to the Agents and the Lenders;

(o) any Lien purported to be created under any Security Document shall (other than as a result of acts or omissions of the Agents or the Lenders that are not caused by any failure by the Borrower to comply with the terms of any Loan Document) cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(p) the occurrence of any uninsured loss to any material portion of the Collateral;

(q) the Borrower shall fail to receive Requisite Stockholder Approval on or prior to June 30, 2011;

(r) the indictment of, or institution of any legal process or proceeding by any governmental agency against, any Loan Party or any Subsidiary thereof, under any federal, state, provincial, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought include the forfeiture of a material amount of any property of the Loan Parties, taken as a whole, unless the Initial Lender and the Administrative Agent, in their reasonable discretion, determine that the indictment is not material;

(s) the imposition of any stay or other order, the effect of which could reasonably be expected to restrain the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course and could reasonably be expected to result in a Material Adverse Effect;

(t) at the Borrower Stockholders Meeting, the requisite stockholders of the Borrower shall fail to approve amendments to the Borrower’s certificate of incorporation authorizing the issuance of a number of shares of Borrower common stock sufficient for Borrower to meet its obligations to issue the maximum number of shares of Borrower common stock issuable under the transactions referenced in clauses (ii) and (iii) of Section 5.16(b) of this Agreement, under the Purchase Agreements and pursuant to Sections 5.14(b) and Section 5.16(a) of this Agreement, as calculated on the Sixth Amendment Effective Date;

then, and in every such event (other than an event described in Section 7.01(g) or Section 7.01(h) with respect to any Loan Party), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall irrevocably terminate immediately or (ii) declare the Obligations then outstanding to be due and payable in whole, and thereupon the principal of the Loans, including any interest paid-in-kind, and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. In case of any event with respect to any Loan Party described in Section 7.01(g) or Section 7.01(h), the Commitments shall automatically and irrevocably terminate and the principal of the Loans, including any interest paid-in-kind, and other Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

SECTION 7.02 Remedies on Default.

In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Agents may (and at the direction of the Required Lenders, shall) proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.03 Application of Proceeds.

After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral or, without limiting the foregoing, on account of any Prepayment Event, shall be applied in the following order:

(a) FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Agents until paid in full;

(b) SECOND, ratably to pay any Credit Party Expenses, indemnities and fees then due to the Lenders until paid in full;

(c) THIRD, ratably to pay interest accrued in respect of the Obligations until paid in full;

(d) FOURTH, ratably to pay principal due, including interest paid-in-kind, in respect of the Loans to the Borrower until paid in full;

(e) FIFTH, ratably to pay any other Obligations; and

(f) SIXTH, to the Borrower or such other Person entitled thereto under Applicable Law.

ARTICLE VIII

The Agents

SECTION 8.01 Appointment and Administration by Administrative Agent.

The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders each hereby (a) irrevocably authorize the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agree and consent to all of the provisions of the Security Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02 Appointment of Collateral Agent.

The Lenders each hereby (a) irrevocably authorize the Collateral Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

SECTION 8.03 Sharing of Excess Payments.

If at any time or times any Credit Party shall receive (i) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations owing to such Credit Party arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Credit Party from the Administrative Agent pursuant to the terms of this Agreement or payments pursuant to Section 9.04, or (ii) payments from the Administrative Agent in excess of such Credit Party’s ratable portion of all such distributions by the Administrative Agent, such Credit Party shall promptly (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Credit Parties and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Credit Parties so that such excess payment received shall be applied ratably as among the Credit Parties in accordance with their Aggregate Exposure Percentages; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

SECTION 8.04 Agreement of Applicable Lenders.

Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by the Administrative Agent, for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.02.

SECTION 8.05 Liability of Agents.

(a) The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement by or through any of its officers, agents and employees, and no Agent nor its respective directors, officers, agents or employees shall be liable to any other Credit Party for any action taken or omitted to be taken in good faith, or be responsible to any other Credit Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence, bad faith or willful misconduct. No Agent or its respective directors, officers, agents and employees shall in any event be liable to any other Credit Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, no Agent or any of its respective directors, officers, employees, or agents shall be: (i) responsible to any other Credit Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Credit Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Credit Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Credit Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(b) The Agents may execute any of their duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Credit Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Credit Party. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as it deems appropriate or they shall first be indemnified to its satisfaction by the other Credit Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.06 Notice of Default.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Credit Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of an Event of Default, the Administrative Agent shall (subject to the provisions of Section 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.

SECTION 8.07 Credit Decisions.

Each Credit Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other Credit Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Credit Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.08 Reimbursement and Indemnification.

Each Credit Party (other than the Agents) agrees to (i) reimburse the Agents for such Credit Party’s applicable Aggregate Exposure Percentage of (x) any expenses and fees incurred by any Agent for the benefit of Credit Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Credit Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) any expenses of any Agent incurred for the benefit of the Credit Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse and (ii) indemnify and hold harmless each Agent and any of its directors, officers, employees, or agents, on demand, in the amount of such Credit Party’s applicable Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Credit Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent against any Credit Party (except such as shall have been determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Credit Party in its capacity as such. The provisions of this Section 8.08 shall survive the repayment of the Obligations and the termination of the Commitments.

SECTION 8.09 Rights of Agents.

It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent hereunder.

SECTION 8.10 Notice of Transfer.

The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.04.

SECTION 8.11 Successor Agents.

Any Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Credit Parties and the Borrower. Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no Event of Default under Section 7.01(a), 7.01(b), Section 7.01(g), Section 7.01(h), Section 7.01(i), or Section 7.01(j), shall be reasonably satisfactory to the Borrower (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Credit Parties, appoint a successor Agent which shall be a Person capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Credit Parties in writing by such successor Agent) which, so long as there is no Event of Default under Section 7.01(a), 7.01(b), Section 7.01(g), Section 7.01(h), Section 7.01(i), or Section 7.01(j), shall be reasonably satisfactory to the Borrower (whose consent shall not in any event be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.12 Relation Among the Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

SECTION 8.13 Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America can be perfected only by possession. Should any Lender (other than an Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.14 Delinquent Lender.

(a) If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to the Administrative Agent its applicable Aggregate Exposure Percentage of any Loans, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Aggregate Exposure Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its applicable Aggregate Exposure Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.05 hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b) The non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Delinquent Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Delinquent Lender’s applicable Commitment to fund future Loans. Upon any such purchase of the applicable Aggregate Exposure Percentage of any Delinquent Lender, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c) Each Delinquent Lender shall indemnify the Administrative Agent and each non-delinquent Lender from and against any and all loss, damage or expenses,

including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its applicable Aggregate Exposure Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, as follows:

(a) if to any Loan Party, to it at American Apparel, Inc. 747 Warehouse St., Los Angeles, CA 90021, Attention: Glenn Weinman (Telecopy No. (213) 201-3048), (E-Mail glenn@americanapparel.net), with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Attention: David Reamer (Telecopy No. (213) 621-5052); E-Mail dreamer@skadden.com);

(b) if to the Administrative Agent or the Collateral Agent to it at the following address (or such other address as notified to the other parties hereto in writing by the Administrative Agent or the Collateral Agent from time to time):

Wilmington Trust, National Association

Corporate Client Service, Global Finance Division

166 Mercer Street, Suite 2R

New York, NY 10012

Attention: Boris Treyger

Telecopy no: 212-343-1079

E-Mail Address: btreyger @wilmingtontrust.com

(c) if to any other Credit Party, to it at its address (or facsimile number or e-mail address) as set forth on Schedule 1.02(a) hereto or on any Assignment and Acceptance.

Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose. Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given three (3) days after mailing or otherwise upon delivery.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as otherwise specifically provided herein, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (or the Collateral Agent, as the case may be) and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided however, that no such waiver, amendment, modification or other agreement shall:

(i) Increase the Commitment of any Lender without the prior written consent of such Lender;

(ii) Reduce the principal amount of any Obligation or reduce the rate of interest thereon, or reduce any fees payable under the Loan Documents without the consent of the Lenders adversely affected thereby (it being understood that any change to the definition of Total Debt to Consolidated EBITDA or in the component definitions thereof shall not constitute a reduction in the rate of interest);

(iii) Postpone the scheduled date of payment of the principal amount of any Obligation, or any interest thereon, or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the expiration of the Commitments or postpone the Maturity Date without the consent of the Lenders adversely affected thereby;

(iv) Change Section 2.08(b) or Section 2.08(c) without the prior written consent of each Lender adversely affect thereby;

(v) Without prior written Unanimous Consent of all Lenders:

(A) release all or substantially all of the Facility Guarantors under the Facility Guaranty or release all or substantially all of the Collateral under the Security Documents;

(C) change Section 7.03;

(D) subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents to any other Indebtedness or Lien, as the case may be, other than the Lien securing the “Obligations” (as defined in the First Lien Credit Agreement) of the American Apparel (USA) and the other “Loan Parties” under the First Lien Loan Documents; or

(E) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder.

(vi) Without prior written consent of the Agents, affect the rights or duties of the Agents.

(c) Notwithstanding anything to the contrary contained in this Section 9.02, in the event that the Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to Section 9.02(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of all of the Lenders, the Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to their providing for (i) the termination of each Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other Eligible Assignees, subject to the reasonable approval of the Administrative Agent, or an increase in the Commitment of one or more of the Required Lenders, so that the Total Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, fees and other amounts) of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d) No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrower or any other Loan Party unless signed by the Borrower or other applicable Loan Party.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall be jointly and severally obligated pay all Credit Party Expenses.

(b) The Loan Parties shall, jointly and severally, indemnify the Credit Parties and each of their Subsidiaries and Affiliates, and each of their respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loans or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c) No Loan Party shall assert and, to the extent permitted by Applicable Law, each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Loans or the use of the proceeds thereof.

(d) The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party. All amounts due under this Section 9.03 shall be payable no later than ten (10) days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Initial Lender and the Administrative Agent (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitees), any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may, with the consent of the Initial Lender and the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, the Borrower, in each case, such consent not to be unreasonably withheld or delayed, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that no such consent shall be required in connection with any assignment to another Lender or to an Affiliate of a Lender, provided, further that each assignment shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to an assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, or, if less, the entire remaining amount of the assigning Lender’s Commitment or Loans; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under all of the Loans; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $5,000.00. Notwithstanding the foregoing, the consent of the Borrower for any assignment by any Lender under this Section 9.04(b) shall not be required if (i) such assignment occurs on or after May 15, 2010 and prior to August 15, 2010 and Total Debt to

Consolidated EBITDA as of March 31, 2010 exceeds 1.75 to 1.00 and (ii) such assignment occurs on or after August 15, 2010 and prior to November 15, 2010 and Total Debt to Consolidated EBITDA as of June 30, 2010 exceeds 1.70 to 1.00. Subject to acceptance and recording thereof pursuant to Section 9.04(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(e). The Loan Parties hereby acknowledge and agree that any assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.

(c) The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive and the Loan Parties and Credit Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(d).

(e) Any Lender may, without the consent of the Loan Parties or any other Person, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), subject to the following:

(i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii) the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv) any agreement or instrument pursuant to which a Lender sells a participation in the Commitments and the Loans shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.02(b) that adversely affects such Participant;

(v) subject to clauses (viii) and (ix) of this Section 9.04(e), the Loan Parties agree that each Participant shall be entitled to the benefits of Section 2.06 and Section 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b);

(vi) to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender so long as such Participant agrees to be subject to Section 8.03 as though it were a Lender;

(vii) each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 CFR §5f.103-1(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time. The entries in each Participation Register shall be conclusive and the Loan Parties and the Credit Parties may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 2.06, Section 2.12, and Section 9.08). The Participation Register shall be available for inspection by the Borrower and any Credit Party at any reasonable time and from time to time upon reasonable prior notice;

(viii) a Participant shall not be entitled to receive any greater payment under Section 2.06 or Section 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; and

(ix) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 2.12(e) as though it were a Lender; provided, however, that a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 with respect to any withholding tax that is imposed on amounts payable to such Participant at the time it acquires its participation except to the extent that the Lender from which it acquired its participation was entitled at such time to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12.

(f) Any Credit Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Credit Party as a party hereto.

(g) The Loan Parties authorize each Credit Party to disclose to any Participant or assignee and any prospective Participant or assignee, subject to the provisions of Section 9.15, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.

SECTION 9.05 Survival.

All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation is outstanding and unpaid and so long as the Commitments have not expired or been irrevocably terminated. The provisions of Section 2.06, Section 2.12, Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent, on behalf of itself and the other Credit Parties, may require such assurances and indemnities as it shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of such release and termination, including, without limitation, with respect to credits previously applied to the Obligations that may subsequently be reversed or revoked. For the avoidance of doubt, any provisions of this Agreement that relate to the Warrants, including but not limited to Sections 5.14 and 5.16, shall survive in full force and effect until the expiration of the Warrants in accordance with their terms.

SECTION 9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the applicable Credit Parties and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Credit Party, each Participant, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Credit Party, Participant, or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document held by a Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or other Loan Document and although such obligations may be matured or unmatured or otherwise fully secured. The Administrative Agent or the applicable Lender shall provide the Borrower with written notice promptly after any exercise of the right of setoff. The rights of each Credit Party under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have, provided that the proceeds of any setoff shall be shared in accordance with Section 8.03. Notwithstanding the foregoing, no Credit Party will, or will permit its Participant to, exercise its rights under this Section 9.08 without the consent of the Administrative Agent or the Required Lenders. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY ANY CREDIT PARTY OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each Loan Party agrees that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the federal or state courts of the State of New York as the Initial Lender and the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against a Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the federal or state courts of the State of New York as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT

OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND WAIVES THE RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT OF, AND ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT TO, SUCH ACTION OR PROCEEDING; AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Press Releases and Related Matters.

Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Initial Lender and the Administrative Agent and without the prior written consent of the Initial Lender and the Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure. The Borrower consents to the publication by the Initial Lender and the Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using the Borrower’s name, product photographs, logo or trademark. The Initial Lender and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.12 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 Additional Waivers.

(a) To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent, the Collateral Agent or any other Credit Party.

(b) The obligations of each Loan Party, whether set forth hereunder or pursuant to any Guaranty, to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of all Commitments to any Loan Party under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after termination of all Commitments to any Loan Party under any Loan Document).

(c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations after the termination of all Commitments to any Loan Party under any Loan Document. The Administrative Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Any indebtedness of any Loan Party now or hereafter held by any other Loan Party or any Subsidiary thereof is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party or any such Subsidiary on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent, to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

(e) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party waives all rights and defenses arising out of an election of remedies by any Credit Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Credit Party’s rights of subrogation and reimbursement against such Loan Party by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise. Each Loan Party waives all rights and defenses that such Loan Party may have because the Obligations are secured by Real Estate which means, among other things: (i) a Credit Party may collect from any Loan Party without first foreclosing on any Real Estate or personal property Collateral pledged by a Loan Party; (ii) if any Credit Party forecloses on any Real Estate pledged by any Loan Party, the amount of the Obligations may be reduced only by the price for which that Real Estate is sold at the foreclosure sale, even if the Real Estate is worth more than the sale price; and (iii) the Credit Parties may collect Obligations from a Loan Party even if a Credit Party, by foreclosing on any such Real Estate, has destroyed any right any Loan Party may have to collect from the other Loan Parties. This is an unconditional and irrevocable waiver of any rights and defenses any Loan Party may have because the Obligations are secured by Real Estate. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

(f) Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, Obligations of one or more of the other Loan Parties. To the fullest extent permitted by applicable law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.

SECTION 9.15 Confidentiality.

(a) Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their Affiliates and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations, (g) with the consent of the Loan Parties or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this Section, the term “Information,” means all information received from the Loan Parties relating to their business, other than any such information that is available to the Credit Parties on a nonconfidential basis prior to disclosure by the Loan Parties provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each of the Loans Parties agrees to maintain the confidentiality of the Lender Information (as defined below), except that Lender Information may be disclosed (a) to their Affiliates and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, or (e) with the consent of the Credit Parties. In the event that any Loan Party is permitted to disclose Lender Information pursuant to clause (b) or (c) above, such Loan Party will notify the Credit Parties as early as practicable prior to such disclosure. For the purposes of this Section, the term “Lender Information,” means all information received from the Loan Parties in connection with the Loan Documents or set forth therein, including, without limitation, the identity of the Credit Parties and their Affiliates. Any Person required to maintain the confidentiality of Lender Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.16 Patriot Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Act. The Borrower is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.17 Foreign Asset Control Regulations.

Neither the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.18 Rights of Initial Lender.

All provisions contained in this Agreement requiring (a) the consent or approval of the Initial Lender and either or both of the Agents or (b) the furnishing of the Initial Lender of documents and information, other than in its capacity as a Credit Party, shall cease to be effective with respect to the Initial Lender at any time when the Initial Lender holds less than a majority of Aggregate Exposure under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, for so long as the Initial Lender holds at least a majority of Aggregate Exposure under this Agreement, matters (other than matters relating to or affecting the Collateral, matters relating to or affecting the Agent and assignments pursuant to Section 9.04 of the Credit Agreement) requiring the consent or approval of both the Initial Lender and one or more Agents shall only require such consent or approval of the Initial Lender.

Annex II

First Lien Loan Documents

Annex III

Intercreditor Agreement